Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-253421

GS Finance Corp. $1,210,000 Callable U.S. Dollar SOFR ICE Swap Spread and Index-Linked Range Accrual Notes due 2037 guaranteed by The Goldman Sachs Group, Inc.

Interest, if any, on your notes will be paid quarterly on the 27th day of each March, June, September and December, commencing on the first interest payment date (September 27, 2022) and ending on the stated maturity date (June 27, 2037). Interest will be paid at a rate of 13.25% per annum on each of the first eight quarterly interest payment dates.

Subject to our redemption right, on each interest payment date beginning in September 2024, interest, if any, will be paid based on (i) the number of scheduled trading days in the relevant interest period (reference dates) on which the closing level of each of the S&P 500® Index, the Dow Jones Industrial Average® and the EURO STOXX® Banks Index is greater than or equal to 60% of its initial level (the initial level is 3,795.73 with respect to the S&P 500® Index, 30,677.36 with respect to the Dow Jones Industrial Average® and 82.40 with respect to the EURO STOXX® Banks Index) and (ii) the applicable interest factor (described below). Interest related to an interest payment date will be determined on the tenth scheduled trading day prior to such interest payment date and the interest period related to such interest payment date will be the approximately 3-month period prior to such tenth scheduled trading day.

We may redeem your notes at 100% of their face amount plus any accrued and unpaid interest on any quarterly interest payment date on or after June 27, 2024.

The interest factor for an interest period after the first eight quarterly interest payment dates is the product of (i) 50 times (ii) the U.S. dollar Secured Overnight Financing Rate (SOFR) ICE swap spread on the second U.S. Government securities business day preceding the interest payment date occurring during such interest period, subject to a maximum interest factor of 13.25% and a minimum interest factor of 0%. The U.S. dollar SOFR ICE swap spread is the 30-year U.S. dollar SOFR ICE swap rate minus the 2-year U.S. dollar SOFR ICE swap rate (the 30-year U.S. dollar SOFR ICE swap rate and the 2-year U.S. dollar SOFR ICE swap rate are the 30-year and 2-year U.S. dollar interest rate swap rate, respectively).

To determine your annualized interest rate for each interest payment date beginning in September 2024, we will (i) divide the number of reference dates in such interest period on which the closing level of each index is greater than or equal to 60% of its initial level by the total number of reference dates in such interest period and (ii) multiply the resulting fraction by the applicable interest factor. Your quarterly interest payment, if any, will be determined in accordance with the 30/360 (ISDA) day count convention. See page PS-7. Beginning with the interest payment date in September 2024, you will not receive any interest on your notes on an interest payment date if either (i) the U.S. dollar SOFR ICE swap spread used to calculate the related interest factor is less than or equal to zero or (ii) during the related interest period, on each reference date, the closing level of any index is less than 60% of its initial level.

If we do not redeem your notes, the amount that you will be paid on your notes on the stated maturity date, in addition to any accrued and unpaid interest, is based on the performance of the lesser performing index (the index with the lowest index return). The index return for each index is the percentage increase or decrease in the final level from the initial level as measured from the trade date to and including the determination date (June 12, 2037).

If we do not redeem your notes, at maturity, for each $1,000 face amount of your notes, in addition to any interest, you will receive an amount in cash equal to:

•	if the final level of each index is greater than or equal to 60% of its initial level, $1,000; or
•

if the final level of any index is less than 60% of its initial level, the sum of (i) $1,000 plus (ii) the product of (a) the lesser performing index return times (b) $1,000. You will receive less than the face amount of your notes.

You will not benefit from any increase in the final level of any index above its initial level and you will receive less than the face amount of your notes at maturity if the final level of any index is less than 60% of its initial level.

You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-19.

The estimated value of your notes at the time the terms of your notes are set on the trade date is equal to approximately $895 per $1,000 face amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your notes, if it makes a market in the notes, see the following page.

Original issue date:	June 27, 2022	Original issue price:	100% of the face amount
Underwriting discount:	4.5% of the face amount	Net proceeds to the issuer:	95.5% of the face amount

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

Pricing Supplement No. 6,813 dated June 23, 2022.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

GS Finance Corp. may use this prospectus in the initial sale of the offered notes. In addition, Goldman Sachs & Co. LLC, or any other affiliate of GS Finance Corp., may use this prospectus in a market-making transaction in a note after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Notes

The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is equal to approximately $895 per $1,000 face amount, which is less than the original issue price.  The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your notes at the time of pricing, plus an additional amount (initially equal to $100 per $1,000 face amount).

Prior to June 23, 2023, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through June 22, 2023). On and after June 23, 2023, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models.

About Your Prospectus

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below, does not set forth all of the terms of your notes and therefore should be read in conjunction with such documents:

●General terms supplement no. 2,913 dated June 17, 2021

●Underlier supplement no. 27 dated April 26, 2022

●Prospectus supplement dated March 22, 2021

●Prospectus dated March 22, 2021

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes”. Each of the offered notes has the terms described below. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. The notes will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

The notes will be issued in book-entry form and represented by master note no. 3, dated March 22, 2021.

Callable U.S. Dollar SOFR ICE Swap Spread and Index-Linked Range Accrual Notes due 2037
INVESTMENT THESIS

For investors who:

•want to receive, for the first eight interest payment dates, interest at a rate of 13.25% per annum (a higher annualized rate than on a comparable fixed or floating rate debt security) and, thereafter, the opportunity to receive interest at a rate up to the maximum interest factor and thus believe that (i) on any reference date, the closing level of each underlier will not be less than 60% of its initial underlier level (underlier barrier level) and (ii) on any interest factor determination date, the 30-year U.S. Dollar SOFR ICE swap rate will be greater than the 2-year U.S. dollar SOFR ICE swap rate.

•are willing to receive no interest after the first eight interest payment dates if the closing level of any underlier on each reference date is less than its underlier barrier level or the 30-year U.S. dollar SOFR ICE swap rate is equal to or less than the 2-year U.S. dollar SOFR ICE swap rate on each interest factor determination date.

•are willing to bear a loss if the final underlier level of any underlier is less than 60% of its initial underlier level (trigger buffer level).

•understand that, due to the issuer’s early redemption right, the term of the notes may be significantly reduced.

DETERMINING PAYMENTS ON THE NOTES

For each of the first eight interest payment dates, the quarterly interest payment for each $1,000 face amount of notes will equal, with respect to the related interest accrual period, $1,000 13.25% the accrued interest factor. Thereafter, the quarterly interest payment for each $1,000 face amount of the notes will equal, with respect to the related interest accrual period:

The interest factor for the interest period is determined based on the U.S. Dollar SOFR ICE swap spread on the applicable interest factor determination date and will equal:

•if the U.S. Dollar SOFR ICE swap spread times 50 is greater than or equal to the maximum interest factor, the maximum interest factor;

•if the U.S. Dollar SOFR ICE swap spread times 50 is less than the maximum interest factor but greater than zero, the U.S. Dollar SOFR ICE swap spread times 50; or

•if the U.S. Dollar SOFR ICE swap spread times 50 is less than or equal to zero, 0%.

The maximum interest factor is 13.25%.

The accrued interest factor is calculated in accordance with the day count convention (30/360 (ISDA), which means the number of days in the interest accrual period in respect of which payment is being made divided by 360, as described herein) with respect to such interest accrual period. The interest accrual period is the period from and including the last date to which interest has been paid or made available for payment (or, with respect to the first interest payment date, the original issue date) to but excluding the next date to which interest will be paid, subject to the business day convention.

Subject to the issuer’s early redemption right, at maturity, excluding any interest payment, for each $1,000 face amount the investor will receive:

•if the final underlier level of each underlier is greater than or equal to its trigger buffer level, 100% of the face amount; or

•if the final underlier level of any underlier is less than its trigger buffer level, the sum of (i) 100% of the face amount plus (ii) the product of the lesser performing underlier return times the face amount.

If the final underlier level of the lesser performing underlier is less than its trigger buffer level, the return on the notes will be negative and the investor could lose their entire investment in the notes.

DETAILS OF THE ISSUER’S EARLY REDEMPTION RIGHT

•The issuer may redeem the notes at 100% of their face amount, plus any accrued and unpaid interest, on any quarterly interest payment date on or after June 27, 2024.

•While the issuer may choose to call the notes on any quarterly interest payment date on or after June 27, 2024, the issuer is more likely to call the notes if:

othe underlier level of each underlier stays above its underlier barrier level and the U.S. Dollar SOFR ICE swap spread is positive;

ointerest rates decline or do not increase; or

othe issuer’s credit spreads decrease.

HYPOTHETICAL INTEREST PAYMENTS
Non-call Period	Interest Accruing	No Interest Accruing	Underlier Barrier Level / Trigger Buffer Level
Left Side Axis			Right Side Axis
S&P 500® Index on each reference date	Dow Jones Industrial Average® on each reference date	EURO STOXX® Banks Index on each reference date	●●● The U.S. dollar SOFR ICE swap spread on each quarterly interest factor determination date

Underlier Level of Each Underlier Increases and the U.S. Dollar SOFR ICE Swap Spread is Positive

•Interest Payments: Interest will accrue at a rate of 13.25% per annum to but excluding June 27, 2024. Thereafter, interest will accrue at a rate per annum equivalent to the applicable interest factor, which reflects the product of the U.S. Dollar SOFR ICE swap spread times 50 (subject to the maximum interest factor and the minimum interest factor).

•Call Feature: The issuer is more likely to call the notes prior to maturity.

•Payment at Maturity: Since the final underlier level of each underlier is greater than its trigger buffer level, you will receive 100% of the face amount at maturity.

Underlier Level of Each Underlier Increases and the U.S. Dollar SOFR ICE Swap Spread is Positive and Negative

•Interest Payments: Interest will accrue at a rate of 13.25% per annum to but excluding June 27, 2024. Thereafter, interest with respect to an interest payment date will be based on the applicable interest factor, which reflects the product of the U.S. Dollar SOFR ICE swap spread times 50 (subject to the maximum interest factor and the minimum interest factor). The interest factor will only be positive if the 30-year U.S. Dollar SOFR ICE swap rate is greater than the 2-year U.S. Dollar SOFR ICE swap rate on the applicable interest factor determination date. In addition, interest will only accrue on each reference date during the immediately preceding interest period that the closing level of each underlier is greater than or equal to its underlier barrier level.

•Call Feature: The issuer may or may not call the notes prior to maturity.

•Payment at Maturity: Since the final underlier level of each underlier is greater than its trigger buffer level, you will receive 100% of the face amount at maturity.

Underlier Level of Each Underlier Increases and Decreases and the U.S. Dollar SOFR ICE Swap Spread is Positive, and the Final Underlier Level of the Lesser Performing Underlier is Below Its Trigger Buffer Level

•Interest Payments: Interest will accrue at a rate of 13.25% per annum to but excluding June 27, 2024. Thereafter, interest with respect to an interest payment date will be based on the applicable interest factor, which reflects the product of the U.S. Dollar SOFR ICE swap spread times 50 (subject to the maximum interest factor and the minimum interest factor). The interest factor will only be positive if the 30-year U.S. Dollar SOFR ICE swap rate is greater than the 2-year U.S. Dollar SOFR ICE swap rate on the applicable interest factor determination date. In addition, interest will only accrue on each reference date during the immediately preceding interest period that the closing level of each underlier is greater than or equal to its underlier barrier level.

•Call Feature: The issuer may or may not call the notes prior to maturity.

•Payment at Maturity: Since the final underlier level of the lesser performing underlier is less than its trigger buffer level, you will lose a significant portion of your investment.

Underlier Level of Each Underlier Decreases and the U.S. Dollar SOFR ICE Swap Spread is Positive and Negative, and the Final Underlier Level of the Lesser Performing Underlier is Below Its Trigger Buffer Level

•Interest Payments: Interest will accrue at a rate of 13.25% per annum to but excluding June 27, 2024. Thereafter, the quarterly interest payments are zero.

•Call Feature: While the issuer may choose to call the notes, the issuer is very likely not to call the notes prior to maturity.

•Payment at Maturity: Since the final underlier level of the lesser performing underlier is less than its trigger buffer level, you will lose a significant portion of your investment.

THE U.S. DOLLAR SOFR ICE SWAP SPREAD

The U.S. Dollar SOFR ICE swap spread is equal to the 30-year U.S. Dollar SOFR ICE swap rate minus the 2-year U.S. Dollar SOFR ICE swap rate and is based on the shape of the U.S. Dollar SOFR ICE swap yield curve. When we refer to the 30-year U.S. Dollar SOFR ICE swap rate or the 2-year U.S. Dollar SOFR ICE swap rate on an interest factor determination date, we mean the 30-year or 2-year U.S. dollar interest rate swap rate, respectively, on such interest factor determination date. As set forth in the graph below, as the U.S. Dollar SOFR ICE swap yield curve flattens the spread gets smaller and smaller.

Yield
Maturity
2 Year
5 Years
10 Years
15 Years
30 Years

By purchasing the notes, you are taking the position that the U.S. Dollar SOFR ICE swap yield curve will be positively sloped as shown above. A steeper curve will translate into a higher interest factor, although the interest factor for any interest period will never exceed the maximum interest factor.

TERMS AND CONDITIONS

CUSIP / ISIN: 40057MH69 / US40057MH697

Company (Issuer): GS Finance Corp.

Guarantor: The Goldman Sachs Group, Inc.

Underliers (each individually, an underlier): the S&P 500® Index (current Bloomberg symbol: “SPX Index”), or any successor underlier, the Dow Jones Industrial Average® (current Bloomberg symbol: “INDU Index”), or any successor underlier, and the EURO STOXX® Banks Index (current Bloomberg symbol: “SX7E Index”), or any successor underlier, as each may be modified, replaced or adjusted from time to time as provided herein

Face amount: $1,210,000 in the aggregate on the original issue date; the aggregate face amount may be increased if the company, at its sole option, decides to sell an additional amount on a date subsequent to the trade date.

Authorized denominations: $1,000 or any integral multiple of $1,000 in excess thereof

Principal amount: Subject to redemption by the company as provided under “— Company’s redemption right” below, on the stated maturity date, in addition to any accrued and unpaid interest, the company will pay, for each $1,000 of the outstanding face amount, an amount, if any, in cash equal to the cash settlement amount.

Cash settlement amount:

•	if the final underlier level of each underlier is greater than or equal to its trigger buffer level, $1,000; or
•	if the final underlier level of any underlier is less than its trigger buffer level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the lesser performing underlier return

Company’s redemption right:  the company may redeem this note at its option, in whole but not in part, on any redemption date.  If the company so elects to redeem this note, on such redemption date, in addition to any accrued and unpaid interest, the company will pay, for each $1,000 of the outstanding face amount, a redemption price in cash equal to $1,000.

If the company chooses to exercise its redemption right, it will notify the holder of this note and the trustee by giving at least ten business days’ prior notice. The day the company gives the notice, which will be a business day, will be the redemption notice date and the interest payment date specified by the company in the redemption notice, which in all cases will be on or after June 27, 2024, will be the redemption date.

The company will not give a redemption notice that results in a redemption date later than the stated maturity date.  A redemption notice, once given, shall be irrevocable.

Redemption dates: the interest payment date that will fall on June 27, 2024 and each interest payment date occurring thereafter

Interest: Until the principal of this note is paid or made available for payment, the company will pay, on each interest payment date, interest on each $1,000 of the outstanding face amount equal to any interest accrued for the related interest accrual period.  For each interest accrual period, the amount of accrued interest on each $1,000 of the outstanding face amount will be calculated by the calculation agent and will be equal to the product of (i) (a) in the case of an interest accrual period relating to any of the first eight interest payment dates, 13.25% per annum or (b) in the case of an interest accrual period relating to any interest payment date after the first eight interest payment dates, the interest rate with respect to the interest period immediately preceding the interest payment date on which interest is to be paid, in each case (a) and (b) times (ii) the face amount times (iii) an accrued interest factor for the interest accrual period. The accrued interest factor is calculated in accordance with the day count convention with respect to such interest accrual period.

With respect to each $1,000 of the outstanding face amount, the interest paid on any interest payment date will be paid to the person in whose name such amount of this note is registered as of the close of business on the regular record date for such interest payment date. If interest is due at maturity but on a day that is not an interest payment date, the interest will be paid to the person entitled to receive the principal of this note.

All percentages resulting from any calculation relating to this note will be rounded upward or downward, as appropriate, to the next higher or lower one hundred-thousandth of a percentage point, e.g., 9.876541% (or .09876541) being rounded down to 9.87654% (or .0987654) and 9.876545% (or .09876545) being rounded up to 9.87655% (or .0987655). All amounts used in or resulting from any calculation relating to this note will be rounded upward or downward, as appropriate, to the nearest cent, with one-half cent or one-half of a corresponding hundredth of a unit or more being rounded upward.

Interest accrual period:  the period from and including the last date to which interest has been paid or made available for payment (or, with respect to the first interest payment date, the original issue date) to but excluding the next date to which interest will be paid, subject to the business day convention.

Day count convention:  30/360 (ISDA), which means the number of days in the interest accrual period in respect of which payment is being made divided by 360, calculated on a formula basis as follows:

[360 × (Y2 – Y1)] + [30 × (M2 – M1)] + (D2 –D1)
360

where:

“Y1” is the year, expressed as a number, in which the first day of the interest accrual period falls;

“Y2” is the year, expressed as a number, in which the day immediately following the last day included in the interest accrual period falls;

“M1” is the calendar month, expressed as a number, in which the first day of the interest accrual period falls;

“M2” is the calendar month, expressed as a number, in which the day immediately following the last day included in the interest accrual period falls;

“D1” is the first calendar day, expressed as a number, of the interest accrual period, unless such number would be 31, in which case D1 will be 30; and

“D2” is the calendar day, expressed as a number, immediately following the last day included in the interest accrual period, unless such number would be 31 and D1 is greater than 29, in which case D2 will be 30.

Interest rate:  with respect to any interest payment date after the first eight interest payment dates, determined on the immediately preceding interest determination date based on the closing level of each underlier on each reference date during the interest period immediately preceding such interest payment date and on the U.S. dollar SOFR ICE swap spread on the applicable interest factor determination date.  The interest rate will be equal to the product of (i) the interest factor for the applicable interest period times (ii) the quotient of (a) the number of reference dates during the applicable interest period when the closing level of each underlier was greater than or equal to its underlier barrier level divided by (b) the number of reference dates in such interest period. Notwithstanding the foregoing, the rate at which interest accrues on this note shall not at any time be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

Interest factor: for each interest period, determined based on the U.S. dollar SOFR ICE swap spread on the related interest factor determination date (or the trade date in the case of the initial interest period) and will be equal to:

•	if the U.S. dollar SOFR ICE swap spread times 50 is greater than or equal to the maximum interest factor, the maximum interest factor;
•	if the U.S. dollar SOFR ICE swap spread times 50 is less than the maximum interest factor but greater than zero, the U.S. dollar SOFR ICE swap spread times 50; or

•	if the U.S. dollar SOFR ICE swap spread times 50 is less than or equal to zero, the minimum interest factor

Maximum interest factor: 13.25%

Minimum interest factor: 0%

Interest factor determination date:  for each interest period, the second U.S. Government securities business day preceding the interest payment date occurring during such interest period, subject to adjustment as provided in “— U.S. dollar SOFR ICE swap rate” below

Reference date:  for each interest period, each day that is a scheduled trading day for each underlier. For the avoidance of doubt, a day that is a scheduled trading day for only one underlier will not be a reference date.

Interest period:  the period from and including the relevant interest determination date to but excluding the next succeeding interest determination date, provided that the interest period related to the September 2024 interest payment date (i.e., the 9th interest payment date) shall begin on the tenth scheduled trading day for each underlier prior to the June 2024 interest payment date (i.e., the 8th interest payment date). Interest periods are not relevant in determining the interest to be paid on the first eight interest payment dates.

Interest determination dates:  for the 9th interest payment date and each interest payment date thereafter, the tenth scheduled trading day for each underlier prior to the related interest payment date. For the avoidance of doubt, a day that is a scheduled trading day for only one underlier will not count as one of the ten scheduled trading days for each underlier.

Interest payment dates: quarterly; the 27th day of each March, June, September and December, commencing in September 2022 and ending on the stated maturity date, subject to the business day convention

Business day convention: following unadjusted, meaning that for any interest payment date, other than the maturity, that falls on a day that is not a business day, any payment due on such interest payment date will be postponed to the next day that is a business day; provided that interest due with respect to such interest payment date shall not accrue from and including such interest payment date to and including the date of payment of such interest as so postponed. Interest accrual periods also are not adjusted for non-business days.  If the stated maturity date or earlier redemption date does not occur on the originally scheduled day (because the originally scheduled stated maturity date or earlier redemption date is not a business day), the interest payment date scheduled to occur on that day will instead occur on the postponed stated maturity date or postponed earlier redemption date.  However, interest shall not accrue from and including such originally scheduled interest payment date to and including the postponed stated maturity date or postponed earlier redemption date.

Underlier barrier level:  for each underlier, 60% of its initial underlier level

Regular record dates:  for interest due on an interest payment date, the business day immediately preceding such interest payment date (as such payment date may be adjusted)

U.S. dollar SOFR ICE swap spread: on any day, the 30-year U.S. dollar SOFR ICE swap rate minus the 2-year U.S. dollar SOFR ICE swap rate

30-year U.S. dollar SOFR ICE swap rate: on any day, the U.S. dollar SOFR ICE swap rate with an index maturity of thirty years on such day, determined as set forth under “— U.S. dollar SOFR ICE swap rate” below”

2-year U.S. dollar SOFR ICE swap rate: on any day, the U.S. dollar SOFR ICE swap rate with an index maturity of two years on such day, determined as set forth under “— U.S. dollar SOFR ICE swap rate” below”

U.S. dollar SOFR ICE swap rate: On any day, the 30-year U.S. dollar SOFR ICE swap rate or the 2-year U.S. dollar SOFR ICE swap rate determined by the calculation agent in accordance with the following provisions:

The U.S. dollar SOFR ICE swap rate with 30-year or 2-year index maturity, as the case may be, shall equal the offered rate appearing on the Bloomberg screen USISSO30 page or the Bloomberg screen USISSO02 page, respectively (each a “Bloomberg screen page”),  for U.S. dollar swaps having a maturity equal to 30 years or 2 years, respectively, referencing the Secured Overnight Financing Rate (SOFR) compounded in arrears for twelve months using standard market conventions, as of approximately 11:00 A.M. New York City time on such day. If a U.S. dollar SOFR ICE swap rate cannot be determined as described above, the following procedures will apply:

If the calculation agent determines on the relevant date that a U.S. dollar SOFR ICE swap rate has been discontinued, then the calculation agent will use a substitute or successor rate that it has determined in its sole discretion is most comparable to the applicable U.S. dollar SOFR ICE swap rate, provided that if the calculation agent determines there is an industry-accepted successor rate, then the calculation agent shall use such successor rate. If the calculation agent has determined a substitute or successor rate in accordance with the foregoing, the calculation agent in its sole discretion may determine the applicable business days and the interest factor determination dates to be used, and any other relevant methodology for calculating such substitute or successor rate, including any adjustment factor needed to make such substitute or successor rate comparable to the applicable U.S. dollar SOFR ICE swap rate, in a manner that is consistent with any industry-accepted practices for such substitute or successor rate.

Unless the calculation agent uses a substitute or successor rate as so provided, if the U.S. dollar SOFR ICE swap rate with 30-year or 2-year index maturity cannot be determined in the manner described above, then the applicable U.S. dollar SOFR ICE swap rate for the applicable day will be determined by the calculation agent, after consulting such sources as it deems comparable to the foregoing display page, or any other source it deems reasonable, in its sole discretion.

The applicable U.S. dollar SOFR ICE swap rate will be subject to the corrections, if any, published on the applicable Bloomberg screen page within one hour of the time that rate was first displayed on such source.

Initial underlier level: 3,795.73 with respect to the S&P 500® Index, 30,677.36 with respect to the Dow Jones Industrial Average® and 82.40 with respect to the EURO STOXX® Banks Index

Final underlier level: with respect to an underlier, the closing level of such underlier on the determination date, subject to adjustment as provided in “— Consequences of a market disruption event or a non-trading day” and “— Discontinuance or modification of an underlier” below

Underlier return: with respect to an underlier, the quotient of (i) its final underlier level minus its initial underlier level divided by (ii) its initial underlier level, expressed as a percentage

Lesser performing underlier return: the underlier return of the lesser performing underlier

Lesser performing underlier: the underlier with the lowest underlier return

Trigger buffer level: for each underlier, 60% of its initial underlier level

Trade date: June 23, 2022

Original issue date: June 27, 2022

Determination date: June 12, 2037, unless the calculation agent determines that, with respect to any underlier, a market disruption event occurs or is continuing on that day or that day is not otherwise a trading day. If the stated maturity date is postponed due to a non-business day as described under “— Stated maturity date” below, such postponement of the stated maturity date will not postpone the determination date.

In the event the originally scheduled determination date is a non-trading day with respect to any underlier, the determination date will be the first day thereafter that is a trading day for all underliers (the “first qualified trading day”) provided that no market disruption event occurs or is continuing with respect to an underlier on that day. If a market disruption event with respect to an underlier occurs or is continuing on the originally scheduled determination date or the first qualified trading day, the determination date will be the first following trading day on which the calculation agent determines that each underlier has had at least one trading day (from and including the originally scheduled determination date or the first qualified trading day, as applicable) on which no market disruption event has occurred or is continuing and the closing level of each underlier for that determination date will be determined on or prior to the postponed determination date as set forth under “— Consequences of a market disruption event or a non-trading day” below. (In such case, the determination date may differ from the date on which the level of an underlier is determined for the purpose of the calculations to be performed on the determination date.) In no event, however, will the determination date be postponed by more than five scheduled trading days for all underliers from the originally scheduled determination date either due to the occurrence of serial non-trading days or due to the occurrence of one or more market disruption events. (For the avoidance of doubt, a day that is a scheduled trading day for only one underlier will not count as one of the five scheduled trading days for this purpose.) On such last possible determination date applicable to the relevant stated maturity date, if a market disruption event occurs or is continuing with respect to an underlier that has not yet had such a trading day on which no market disruption event has occurred or is continuing or if such last possible day is not a trading day with respect to such underlier, that day will nevertheless be the determination date.

Stated maturity date: June 27, 2037, unless that day is not a business day, in which case the stated maturity date will be postponed to the next following business day. If the determination date is postponed as described under “— Determination date” above, such postponement of the determination date will not postpone the stated maturity date.

Index maturity: the period to maturity of the instrument or obligation on which the cash settlement amount formula is based.

Bloomberg screen USISSO30 page: means the display on the Bloomberg Professional Service, or any successor or replacement service, on the page “USISSO30”, or any successor or replacement page on that service

Bloomberg screen USISSO02 page: means the display on the Bloomberg Professional Service, or any successor or replacement service, on the page “USISSO02”, or any successor or replacement page on that service

U.S. government securities business day:  any day except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income department of its members be closed for the entire day for purposes of trading in U.S. government securities.

Closing level: with respect to an underlier, on any trading day, the official closing level of such underlier or any successor underlier published by the underlier sponsor on such trading day for such underlier

Trading day:  (i) with respect to the S&P 500® Index or the Dow Jones Industrial Average®, a day on which the respective principal securities markets for all of its underlier stocks are open for trading, the underlier sponsor is open for business and such underlier is calculated and published by the underlier sponsor and (ii) with respect to the EURO STOXX® Banks Index, a day on which such underlier is calculated and published by the underlier sponsor. A day is a scheduled trading day with respect to the S&P 500® Index or the Dow Jones Industrial Average® if, as of the trade date, the respective principal securities markets for all of its underlier stocks are scheduled to be open for trading, the underlier sponsor is scheduled to be open for business and such underlier is expected to be calculated and published by the underlier sponsor on such day. A day is a scheduled trading day with respect to the EURO STOXX® Banks Index if, as of the trade date, such underlier is expected to be calculated and published by the underlier sponsor on such day.

Successor underlier: with respect to an underlier, any substitute underlier approved by the calculation agent as a successor as provided under “— Discontinuance or modification of an underlier” below

Underlier sponsor: with respect to an underlier, at any time, the person or entity, including any successor sponsor, that determines and publishes such underlier as then in effect. The notes are not sponsored, endorsed, sold or promoted by any underlier sponsor or any affiliate thereof and no underlier sponsor or affiliate thereof makes any representation regarding the advisability of investing in the notes.

Underlier stocks: with respect to an underlier, at any time, the stocks that comprise such underlier as then in effect, after giving effect to any additions, deletions or substitutions

Market disruption event: With respect to any given trading day, any of the following will be a market disruption event with respect to an underlier:

●

a suspension, absence or material limitation of trading in underlier stocks constituting 20% or more, by weight, of such underlier on their respective primary markets, in each case for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion,

●

a suspension, absence or material limitation of trading in option or futures contracts relating to such underlier or to underlier stocks constituting 20% or more, by weight, of such underlier in the respective primary markets for those contracts, in each case for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

●

underlier stocks constituting 20% or more, by weight, of such underlier, or option or futures contracts, if available, relating to such underlier or to underlier stocks constituting 20% or more, by weight, of such underlier do not trade on what were the respective primary markets for those underlier stocks or contracts, as determined by the calculation agent in its sole discretion, and, in the case of any of these events, the calculation agent determines in its sole discretion that such event could materially interfere with the ability of the company or any of its affiliates or a similarly situated person to unwind all or a material portion of a hedge that could be effected with respect to this note.

The following events will not be market disruption events:

●	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and
●	a decision to permanently discontinue trading in option or futures contracts relating to such underlier or to any underlier stock.

For this purpose, an “absence of trading” in the primary securities market on which an underlier stock is traded, or on which option or futures contracts relating to such underlier or an underlier stock are traded, will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in an underlier stock or in option or futures contracts, if available, relating to such underlier or an underlier stock in the primary market for that stock or those contracts, by reason of:

●	a price change exceeding limits set by that market,
●	an imbalance of orders relating to that underlier stock or those contracts, or
●	a disparity in bid and ask quotes relating to that underlier stock or those contracts,

will constitute a suspension or material limitation of trading in that stock or those contracts in that market.

A market disruption event with respect to one underlier will not, by itself, constitute a market disruption event for any unaffected underlier.

Consequences of a market disruption event or a non-trading day: If the calculation agent determines that the closing level of an underlier is not available for any reference date because of the occurrence of a market disruption event, a non-trading day or any other reason (other than as described under “— Discontinuance or modification of an underlier” below), then the closing level of such underlier for such reference date, and for each consecutive reference date thereafter for which the closing level of such underlier is not available, will be the closing level of such underlier on the next reference date for which the closing level of such underlier is available. However, if the closing level of such underlier is not available for more than four consecutive reference dates, then on such fifth consecutive reference date and for each consecutive reference date thereafter for which the closing level of such underlier is not available, the calculation agent will determine the closing level of such underlier for each such reference date based on its assessment, made in its sole discretion, of the level of such underlier at the applicable time on such reference date.

Notwithstanding the above, if the calculation agent determines that the closing level of any underlier is not available on the last reference date in any applicable interest period, then the calculation agent will determine the closing level of such underlier for such reference date based on its assessment, made in its sole discretion, of the level of such underlier at the applicable time on such reference date.

For the avoidance of doubt, the closing level for an underlier that is not affected by a market disruption event or a non-trading day on a reference date shall be the closing level of such underlier on such reference date. As a result, the closing level of each underlier for any reference date could be determined on different calendar dates.

With respect to any underlier, if a market disruption event occurs or is continuing on a day that would otherwise be the determination date, or such day is not a trading day, then the determination date will be postponed as described under “— Determination date” above. If the determination date is postponed to the last possible date due to the occurrence of serial non-trading days, the level of each underlier will be the calculation agent’s assessment of such level, in its sole discretion, on such last possible postponed determination date. If the determination date is postponed due to a market disruption event with respect to any underlier, the final underlier level will be calculated based on (i) for any underlier that is not affected by a market disruption event on the originally scheduled determination date or the first qualified trading day thereafter (if applicable), the closing level of the underlier on that date, (ii) for any underlier that is affected by a market disruption event on the originally scheduled determination date or the first qualified trading day thereafter (if applicable), the closing level of the underlier on the first following trading day on which no market disruption event exists for such underlier and (iii) the calculation agent’s assessment, in its sole discretion, of the level of any underlier on the last possible postponed determination date with respect to such underlier as to which a market disruption event continues through the last possible postponed determination date. As a result, the final underlier level of each underlier could be determined on different calendar dates. For the avoidance of doubt, once the closing level for an underlier is determined for the determination date, the occurrence of a later market disruption event or non-trading day will not alter such calculation.

Discontinuance or modification of an underlier: If an underlier sponsor discontinues publication of an underlier and such underlier sponsor or anyone else publishes a substitute underlier that the calculation agent determines is comparable to such underlier and approves as a successor underlier, or if the calculation agent designates a substitute underlier, then the calculation agent will determine the interest payment amount or the cash settlement amount on the relevant interest payment date or the stated maturity date, as applicable, by reference to such successor underlier.

If the calculation agent determines that the publication of an underlier is discontinued and there is no successor underlier, the calculation agent will determine the interest payment amount or the cash settlement amount, as applicable, on the related interest payment date or the stated maturity date, as applicable, by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate such underlier.

If the calculation agent determines that (i) an underlier, the underlier stocks comprising such underlier or the method of calculating such underlier is changed at any time in any respect — including any addition, deletion or substitution and any reweighting or rebalancing of such underlier or the underlier stocks and whether the change is made by the underlier sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor underlier, is due to events affecting one or more of the underlier stocks or their issuers or is due to any other reason — and is not otherwise reflected in the level of the underlier by the underlier sponsor pursuant to the then-current underlier methodology of the underlier or (ii) there has been a split or reverse split of the underlier, then the calculation agent will be permitted (but not required) to make such adjustments in such underlier or the method of its calculation as it believes are appropriate to ensure that the levels of such underlier used to determine the interest payment amount or the cash settlement amount, as applicable, on the related interest payment date or the stated maturity date, as applicable, is equitable.

All determinations and adjustments to be made by the calculation agent with respect to an underlier may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.

Calculation agent: Goldman Sachs & Co. LLC (“GS&Co.”)

Tax characterization: The holder, on behalf of itself and any other person having a beneficial interest in this note, hereby agrees with the company (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to characterize this note for all U.S. federal income tax purposes as an income-bearing pre-paid derivative contract in respect of the underliers.

Overdue principal rate: the effective Federal Funds rate

Overdue interest rate: the interest rate in effect during the immediately preceding interest accrual period prior to the due date of such installment of interest

HYPOTHETICAL EXAMPLES

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate (i) the method we will use to determine the interest rate with respect to any given interest payment date after the first eight interest payment dates, which is based on the U.S. dollar SOFR ICE swap rates on the applicable interest factor determination date and the closing level of each underlier on the applicable reference dates in the immediately preceding interest period, (ii) the method we will use to calculate the amount of interest accrued between interest payment dates and (iii) the impact that the various hypothetical closing levels of the lesser performing underlier on the determination date could have on the cash settlement amount at maturity, in each case assuming all other variables remain constant.

The examples below are based on a range of levels of the underliers and U.S. dollar SOFR ICE swap rates that are entirely hypothetical; no one can predict what the level of any underlier or the U.S. dollar SOFR ICE swap rates will be on any day throughout the life of your notes, what the final underlier level of the lesser performing underlier will be on the determination date and what the interest rate will be on any interest payment date after the first eight interest payment dates. The underliers and the U.S. dollar SOFR ICE swap rates have been highly volatile in the past — meaning that the underlier levels and the U.S. dollar SOFR ICE swap rates have changed substantially in relatively short periods — and their performance cannot be predicted for any future period.

The information in the following examples reflects the method we will use to calculate the interest rate applicable to any interest payment date and the hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, as the case may be, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the underliers and the U.S. dollar SOFR ICE swap rates, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your notes.  For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes” on page PS-19 of this pricing supplement. The information in the examples also reflect the key terms and assumptions in the box below.

Key Terms and Assumptions

Face amount	$1,000
Underlier barrier level	with respect to each underlier, 60% of its initial underlier level
Trigger buffer level	with respect to each underlier, 60% of its initial underlier level
Maximum interest factor	13.25%

The day count convention calculation results in an accrued interest factor of 0.25

The notes are not redeemed

Neither a market disruption event nor a non-trading day occurs on any reference date or the originally scheduled determination date

No change in or affecting any of the underlier stocks or the method by which the applicable underlier sponsor calculates any underlier

Notes purchased on original issue date at the face amount and held to the stated maturity date

For these reasons, the actual performance of the underliers over the life of your notes, the actual levels of the underliers on any reference date in any interest period, the actual U.S. dollar SOFR ICE swap rates on any interest factor determination date, as well as the interest payable at each interest payment date after the first eight interest payment dates, may bear little relation to the hypothetical examples shown below or to the historical levels of the underliers and the U.S. dollar SOFR ICE swap spreads shown elsewhere in this pricing supplement.

For information about the underlier levels and U.S. dollar SOFR ICE swap spread during recent periods, see “The Underliers — Historical Closing Levels of the Underliers” on page PS-32 and “Historical U.S. Dollar SOFR ICE Swap Spreads” on page PS-41. Before investing in the notes, you should consult publicly available information to determine the underlier levels and the U.S. dollar SOFR ICE swap spread between the date of this pricing supplement and the date of your purchase of the notes.

Hypothetical Interest Payments

The examples below illustrate the method we will use to determine the interest factor on any interest factor determination date and the method used to calculate the interest rate with respect to an interest payment date based on such interest factor, subject to the key terms and assumptions above.

The interest factor applicable to any interest period is determined on the applicable interest factor determination date and will equal the U.S. dollar SOFR ICE swap spread times 50, subject to the maximum interest factor, and will be no less than zero. These examples are based on a range of U.S. dollar SOFR ICE swap spreads that are entirely hypothetical.

In calculating the interest rate for a given interest payment date using the hypothetical interest factor in each example, the numbers in the first column of each table below represent the number of reference dates (“N”) during any given interest period for which the closing level of each underlier is greater than or equal to its underlier barrier level. The levels in the fourth column represent the hypothetical interest amount, as a percentage of the face amount of each note, that would be payable with respect to a given interest period in which the closing level of each underlier is greater than or equal to its underlier barrier level for a given number of reference dates (as specified in the first column) assuming the hypothetical interest factor in such example. The values below have been rounded for ease of analysis.

Also, the hypothetical examples shown below do not take into account the effect of applicable taxes.

Example 1: Based on a hypothetical 30-year U.S. dollar SOFR ICE swap rate of 7% and a hypothetical 2-year U.S. dollar SOFR ICE swap rate of 6.75% on the relevant interest factor determination date, the hypothetical interest factor for the relevant interest period equals:

(7% - 6.75%) × 50 = 12.5%

Because 0.25% times 50 equals 12.5%, which is less than 13.25% and greater than 0%, the hypothetical interest factor for the relevant interest period shall be 12.5%.

Based on a hypothetical interest factor of 12.5%, the hypothetical interest rate with respect to the relevant interest payment date and the hypothetical interest amount, as a percentage of the face amount of each note, that would be payable with respect to the relevant interest period in which the closing level of each underlier is greater than or equal to its underlier barrier level for the indicated number of reference dates are set forth below:

N* (A)	Assumed number of eligible trading days in an interest period (B)	Fraction (A/B) × Hypothetical Interest Factor of 12.5%	Amount of interest to be paid on the related interest payment date (using 30/360 (ISDA) convention)
0	60	0.00000000	0.00%
15	60	0.03125000	0.78%
30	60	0.06250000	1.56%
45	60	0.09375000	2.34%
60	60	0.12500000	3.13%

*The number of days for which the closing level of each underlier is greater than or equal to its underlier barrier level in a given interest period is subject to numerous adjustments, as described elsewhere in this pricing supplement.

Example 2: Based on a hypothetical 30-year U.S. dollar SOFR ICE swap rate of 2.45% and a hypothetical 2-year U.S. dollar SOFR ICE swap rate of 2.30% on the relevant interest factor determination date, the hypothetical interest factor for the relevant interest period equals:

(2.45% - 2.30%) × 50 = 7.5%

Because 0.15% times 50 equals 7.5%, which is less than 13.25% and greater than 0%, the hypothetical interest factor for the relevant interest period shall be 7.5%.

Based on a hypothetical interest factor of 7.5%, the hypothetical interest rate with respect to the relevant interest payment date and the hypothetical interest amount, as a percentage of the face amount of each note, that would be payable with respect to the relevant interest period in which the closing level of each underlier is greater than or equal to its underlier barrier level for the indicated number of reference dates are set forth below:

N* (A)	Assumed number of eligible trading days in an interest period (B)	Fraction (A/B) × Hypothetical Interest Factor of 7.5%	Amount of interest to be paid on the related interest payment date (using 30/360 (ISDA) convention)
0	60	0.000000000	0.00%
15	60	0.018750000	0.47%
30	60	0.037500000	0.94%
45	60	0.056250000	1.41%
60	60	0.075000000	1.88%

*The number of days for which the closing level of each underlier is greater than or equal to its underlier barrier level in a given interest period is subject to numerous adjustments, as described elsewhere in this pricing supplement.

Example 3: Based on a hypothetical 30-year U.S. dollar SOFR ICE swap rate of 9% and a hypothetical 2-year U.S. dollar SOFR ICE swap rate of 8% on the relevant interest factor determination date, the hypothetical interest factor for the relevant interest period equals:

(9% - 8%) × 50 = 50%

Because 1% times 50 equals 50%, which is greater than 13.25%, the interest factor for the relevant interest period shall be 13.25%.

Based on a hypothetical interest factor of 13.25%, the hypothetical interest rate with respect to the relevant interest payment date and the hypothetical interest amount, as a percentage of the face amount of each note, that would be payable with respect to the relevant interest period in which the closing level of each underlier is greater than or equal to its underlier barrier level for the indicated number of reference dates are set forth below:

N* (A)	Assumed number of eligible trading days in an interest period (B)	Fraction (A/B) × Hypothetical Interest Factor of 13.25%	Amount of interest to be paid on the related interest payment date (using 30/360 (ISDA) convention)
0	60	0.000000000	0.00%
15	60	0.033125000	0.83%
30	60	0.066250000	1.66%
45	60	0.099375000	2.48%
60	60	0.132500000	3.31%

*The number of days for which the closing level of each underlier is greater than or equal to its underlier barrier level in a given interest period is subject to numerous adjustments, as described elsewhere in this pricing supplement.

Example 4: Based on a hypothetical 30-year U.S. dollar SOFR ICE swap rate of 1% and a hypothetical 2-year U.S. dollar SOFR ICE swap rate of 2% on the relevant interest factor determination date, the hypothetical interest factor for the relevant interest period equals:

(1% - 2%) × 50 = -50%

Given that -1% times 50 equals -50%, which is less than 0%, the hypothetical interest factor for the relevant interest period shall be 0%. The notes will not pay any interest on the relevant interest payment date regardless of the number of reference dates on which the closing level of each underlier exceeds or equals its underlier barrier level.

Hypothetical Payment at Maturity

The levels in the left column of the table below represent hypothetical final underlier levels of the lesser performing underlier and are expressed as percentages of the initial underlier level of the lesser performing underlier. The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlier level of the lesser performing underlier, and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final underlier level of the lesser performing underlier and the assumptions noted above.

Hypothetical Final Underlier Level of the Lesser Performing Underlier	Hypothetical Cash Settlement Amount*
(as Percentage of Initial Underlier Level)	(as Percentage of Face Amount)
200.000%	100.000%
175.000%	100.000%
150.000%	100.000%
125.000%	100.000%
100.000%	100.000%
99.000%	100.000%
80.000%	100.000%
75.000%	100.000%
60.000%	100.000%
59.999%	59.999%
50.000%	50.000%
35.000%	35.000%
25.000%	25.000%
0.000%	0.000%

*Does not include interest, if any, payable on the stated maturity date

If, for example, the final underlier level of the lesser performing underlier were determined to be 25.000% of its initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be 25.000% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose 75.000% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment). In addition, if the final underlier level of the lesser performing underlier were determined to be 200.000% of its initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be limited to 100.000% of each $1,000 face amount of your notes, as shown in the table above. As a result, if you held your notes to the stated maturity date, you would not benefit from any increase in the final underlier level of the lesser performing underlier over its initial underlier level.

The cash settlement amounts shown above are entirely hypothetical; they are based on market prices for the underlier stocks that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page PS-21.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement.

We cannot predict the actual closing levels of the underliers on any day, the level of the U.S. dollar SOFR ICE swap spread on any interest factor determination date, the final underlier levels of the underliers or what the market value of your notes will be on any particular day, nor can we predict the relationship among the closing levels of the underliers, the U.S. dollar SOFR ICE swap rates and the market value of your notes at any time prior to the stated maturity date. The actual interest payment, if any, that a holder of the notes will receive on each interest payment date, the actual amount, if any, that a holder of the notes will receive at maturity and the rate of return on the offered notes will depend on the actual U.S. dollar SOFR ICE swap spread on each interest factor determination date and the actual closing levels of the underliers and the actual final underlier levels determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical examples are based may turn out to be inaccurate. Consequently, the interest amount to be paid in respect of your notes, if any, and the cash amount to be paid in respect of your notes on the stated maturity date, if any, may be very different from the information reflected in the examples above

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement, under “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 27 and under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 2,913. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus, the accompanying prospectus supplement, the accompanying underlier supplement no. 27 and the accompanying general terms supplement no. 2,913. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlier stocks, i.e., with respect to an underlier to which your notes are linked, the stocks comprising such underlier. You should carefully consider whether the offered notes are appropriate given your particular circumstances.

Risks Related to Structure, Valuation and Secondary Market Sales

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Notes”; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors.  The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models.  As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Notes”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”. Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity.  In return for such payment, GS&Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted.  If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.  This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes.  See “Additional Risk Factors Specific to the Notes — Your Notes May Not Have an Active Trading Market” on page S-7 of the accompanying general terms supplement no. 2,913.

The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the interest payments on the notes after the first eight interest payment dates, if any, will be based on the performance of each underlier and the relationship between the 30-year U.S. dollar SOFR ICE swap rate and the 2-year U.S. dollar SOFR ICE swap rate, the payment of any amount due on the notes is subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the notes. The notes are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the notes, to pay all amounts due on the notes, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series F Program — How the Notes Rank Against Other Debt” on page S-5 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer— Guarantee by The Goldman Sachs Group, Inc.” on page 67 of the accompanying prospectus.

We Are Able to Redeem Your Notes at Our Option

On any quarterly interest payment date on or after June 27, 2024, we will be permitted to redeem your notes at our option. Even if we do not exercise our option to redeem your notes, our ability to do so may adversely affect the value of your notes. It is our sole option whether to redeem your notes prior to maturity and we may or may not exercise this option for any reason.  Because of this redemption option, the term of your notes could be reduced.

You May Lose Your Entire Investment in the Notes

You can lose your entire investment in the notes. Subject to our redemption right, the cash settlement amount on your notes, if any, on the stated maturity date will be based on the performance of the lesser performing of the underliers as measured from their initial underlier levels to their closing levels on the determination date. If the final underlier level of the lesser performing underlier for your notes is less than its trigger buffer level, you will have a loss for each $1,000 of the face amount of your notes equal to the product of the lesser performing underlier return times $1,000. Thus, you may lose your entire investment in the notes, which would include any premium to face amount you paid when you purchased the notes.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

The Cash Settlement Amount Will Be Based Solely on the Lesser Performing Underlier

The cash settlement amount will be based on the lesser performing underlier without regard to the performance of the other underliers. As a result, you could lose all or some of your initial investment if the lesser performing underlier return is negative, even if there is an increase in the level of the other underliers.  This could be the case even if the other underliers increased by an amount greater than the decrease in the lesser performing underlier.

If the Closing Level of Any Underlier Is Less Than Its Underlier Barrier Level on Any Reference Date in Any Interest Period, the Interest Rate With Respect to the Next Interest Payment Date Will Be Reduced

Because of the formula used to calculate the interest rate applicable to your notes on any interest payment date after the first eight interest payment dates, if, on any reference date in any applicable interest period, the closing level of any underlier is less than its underlier barrier level, the interest rate with respect to the next interest payment date will be reduced. Therefore, if the closing level of any underlier is less than its underlier barrier level for an entire interest period, you will receive no interest on the related interest payment date. In such case, even if you receive some interest payments on some of the interest payment dates, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

If the U.S. Dollar SOFR ICE Swap Spread Is Less Than or Equal to 0% on the Relevant Interest Factor Determination Date for Any Interest Period, No Interest Will Be Paid for that Interest Period

Because of the formula used to calculate the interest payment applicable to your notes on any interest payment date after the first eight interest payment dates, in the event that on the relevant interest factor determination date the 30-year U.S. dollar SOFR ICE swap rate does not exceed the 2-year U.S. dollar SOFR ICE swap rate, no interest will be paid for the corresponding interest period, even if the U.S. dollar SOFR ICE swap spread on subsequent days is greater than 0%. Therefore, if the 30-year U.S. dollar SOFR ICE swap rate does not exceed the 2-year U.S. dollar SOFR ICE swap rate for a prolonged period of time over the life of your notes including interest factor determination dates, you will receive no interest during the affected interest periods. In such case, even if you receive some interest payments on some or all of the interest payment dates, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

The Amount of Interest Payable On The Notes In Any Interest Period Is Capped

On each of the first eight interest payment dates, interest will be paid at a rate of 13.25% per annum. After the first eight interest payment dates, the interest rate will be based in part on the interest factor which is subject to the maximum interest factor. This will limit the amount of interest you may receive on each interest payment date after the first eight interest payment dates. Because of the formula used to calculate the interest factor for your notes, if (i) the U.S. dollar SOFR ICE swap spread times (ii) 50 is greater than or equal to the maximum interest factor on an interest factor determination date, the interest factor for such interest period will be capped at the maximum interest factor and if the closing level of any underlier is below its underlier barrier level on one or more reference dates during an interest period, your rate of interest will be less than the interest factor and may be zero. Thus, you will not benefit from any increases in the U.S. dollar SOFR ICE swap spread above 0.265%. Thus, the notes may provide less interest income than an investment in a similar instrument without a maximum interest factor.

The Return on Your Notes May Change Significantly Despite Only a Small Change in the Level of the Lesser Performing Underlier

If your notes are not redeemed and the final underlier level of the lesser performing underlier is less than its trigger buffer level, you will receive less than the face amount of your notes and you could lose all or a substantial portion of your investment in the notes. This means that while a decrease in the final underlier level of the lesser performing underlier to its trigger buffer level will not result in a loss of principal on the notes, a decrease in the final underlier level of the lesser performing underlier to less than its trigger buffer level will result in a loss of a significant portion of the face amount of the notes despite only a small change in the level of the lesser performing underlier.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected

The amount you will be paid for your notes on the stated maturity date or the amount we will pay you upon any early redemption of your notes will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date or the date of early redemption will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the stated maturity date or the date of early redemption, the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

•	the levels of the underliers, the 30-year U.S. dollar SOFR ICE swap rate and the 2-year U.S. dollar SOFR ICE swap rate;

•	the volatility – i.e., the frequency and magnitude of changes – in the closing levels of the underliers and the U.S. dollar SOFR ICE swap spread;
•	the dividend rates of the underlier stocks;
•

economic, financial, regulatory, political, military, public health and other events that affect the U.S. dollar SOFR ICE swap rates and stock markets generally, and the underlier stocks, and which may affect the closing levels of the underliers;

•	interest rates and yield rates in the market;
•	the time remaining until your notes mature; and
•

our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

Without limiting the foregoing, the market value of your notes may be negatively impacted by increasing interest rates. Such adverse impact of increasing interest rates could be significantly enhanced in notes with longer-dated maturities, the market values of which are generally more sensitive to increasing interest rates.

These factors may influence the market value of your notes if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes prior to maturity, you may receive less than the face amount of your notes.

You cannot predict the future performance of the underliers or the U.S. dollar SOFR ICE swap rates based on their historical performance. The actual performance of the underliers and the U.S. dollar SOFR ICE swap rates over the life of the offered notes, as well as the interest payable on each interest payment date after the first eight interest payment dates, may bear little or no relation to the historical closing levels of the underliers, the historical levels of the U.S. dollar SOFR ICE swap spread or the hypothetical examples shown elsewhere in this pricing supplement.

The Amount of Interest Payable on Your Notes After the First Eight Interest Payment Dates Will Not Be Affected by the U.S. Dollar SOFR ICE Swap Spread on Any Day Other Than the Interest Factor Determination Date for the Applicable Interest Period

For each interest payment date after the first eight interest payment dates, the amount of interest payable on each interest payment date is calculated based in part on the U.S. dollar SOFR ICE swap spread on the interest factor determination date for the applicable interest period. Although the actual U.S. dollar SOFR ICE swap spread on an interest payment date or at other times may be higher than the U.S. dollar SOFR ICE swap spread on the interest factor determination date, you will not benefit from the U.S. dollar SOFR ICE swap spread at any time other than on such interest factor determination date.

If the Levels of the Underliers Change, the Market Value of Your Notes May Not Change in the Same Manner

The price of your notes may move differently than the performance of the underliers. Changes in the levels of the underliers may not result in a comparable change in the market value of your notes. Even if the closing level of each underlier is greater than or equal to its underlier barrier level during some portion of the life of the notes, the market value of your notes may not increase in the same manner. We discuss some of the reasons for this disparity under “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” above.

If the U.S. Dollar SOFR ICE Swap Spread Changes, the Market Value of Your Notes May Not Change in the Same Manner

The price of your notes may move differently than the U.S. dollar SOFR ICE swap spread. The U.S. dollar SOFR ICE swap spread will vary during the term of the notes based on the relationship between the 30-year U.S. dollar SOFR ICE swap rate and the 2-year U.S. dollar SOFR ICE swap rate as well as the market’s expectation of this relationship in the future. Changes in the U.S. dollar SOFR ICE swap spread may not result in a comparable change in the market value of your notes. Even if the U.S. dollar SOFR ICE swap spread is greater than 0% during some portion of the life of the offered notes, the market value of your notes may not increase in the same manner. We discuss some of the reasons for this disparity under “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” above.

Because of the long-dated maturity of your notes, the expected future performance of the U.S. dollar SOFR ICE swap rates will have a greater impact on the market value of your notes than if your notes had an earlier maturity date. In particular, the expected future performance of the U.S. dollar SOFR ICE swap rates may cause the market value of your notes to decrease even though the U.S. dollar SOFR ICE swap spread may be greater than 0% during some portion of the life of the offered notes. Moreover, expectations about the performance of the U.S. dollar SOFR ICE swap rates in the future are subject to a great degree of uncertainty and may be based on assumptions about the future that may prove to be incorrect. Even if the expected future performance of the U.S. dollar SOFR ICE swap rates is favorable to your notes, this uncertainty may result in market participants substantially discounting this future performance when determining the market value of your notes.

As Calculation Agent, GS&Co. Will Have the Authority to Make Determinations that Could Affect the Value of Your Notes and the Amount You May Receive On Any Interest Payment Date

As calculation agent for your notes, GS&Co. will have discretion in making certain determinations that affect your notes, including determining: the closing levels of the underliers for any reference date, which we will use to determine the amount, if any, we will pay on any applicable interest payment date; the U.S. dollar SOFR ICE swap rates on any interest factor determination date, which we will use to determine the interest factor applicable to an interest period; market disruption events; non-trading days; non-business days; non-U.S. government securities business days; the interest determination dates; and the stated maturity date. The calculation agent also has discretion in making certain adjustments relating to a discontinuation or modification of the underliers. See “Terms and Conditions — Discontinuance or modification of an underlier” below. Further, if GS&Co. determines on an interest factor determination date that a U.S. dollar SOFR ICE swap rate has been discontinued, then GS&Co. will use a substitute or successor rate that it has determined in its sole discretion is most comparable to the applicable U.S. dollar SOFR ICE swap rate, provided that if GS&Co. determines there is an industry-accepted successor rate, then GS&Co. shall use such successor rate. If GS&Co. has determined a substitute or successor rate in accordance with the foregoing, GS&Co. in its sole discretion may determine the business day convention, the applicable business days and the interest factor determination dates to be used, and any other relevant methodology for calculating such substitute or successor rate, including any adjustment factor needed to make such substitute or successor rate comparable to the applicable U.S. dollar SOFR ICE swap rate, in a manner that is consistent with industry-accepted practices for such substitute or successor rate. See “Terms and Conditions — U.S. dollar SOFR ICE swap rate” above. The exercise of this discretion by GS&Co. could adversely affect the value of your notes and may present GS&Co. with a conflict of interest. We may change the calculation agent at any time without notice and GS&Co. may resign as calculation agent at any time upon 60 days’ written notice to us.

Your Notes May Not Have an Active Trading Market

Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this pricing supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this pricing supplement.

The Return on Your Notes Will Not Reflect Any Dividends Paid on the Underlier Stocks

The applicable underlier sponsor calculates the level of an underlier by reference to the prices of the underlier stocks without taking account of the value of dividends paid on those underlier stocks.  Therefore, the return on your notes will not reflect the return you would realize if you actually owned the underlier stocks included in each underlier and received the dividends paid on those underlier stocks.  You will not receive any dividends that may be paid on any of the underlier stocks by the underlier stock issuers.  See “— You Have No Shareholder Rights or Rights to Receive Any Underlier Stock” below for additional information.

You Have No Shareholder Rights or Rights to Receive Any Underlier Stock

Investing in your notes will not make you a holder of any of the underlier stocks. Neither you nor any other holder or owner of your notes will have any rights with respect to the underlier stocks, including any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the underlier stocks or any other rights of a holder of the underlier stocks. Your notes will be paid in cash, as will any interest payments, and you will have no right to receive delivery of any underlier stocks.

The Historical U.S. Dollar SOFR ICE Swap Spreads Are Not an Indication of the Future U.S. Dollar SOFR ICE Swap Spreads

The U.S. dollar SOFR ICE swap spread has experienced significant fluctuations. You should note that historical U.S. dollar SOFR ICE swap spreads, fluctuations and trends of the U.S. dollar SOFR ICE swap spread are not necessarily indicative of future U.S. dollar SOFR ICE swap spreads. Any historical upward or downward trend in the U.S. dollar SOFR ICE swap spread is not an indication that the U.S. dollar SOFR ICE swap spread is more or less likely to increase or decrease at any time, and you should not take the historical levels of the U.S. dollar SOFR ICE swap spread as an indication of its future performance.

Past Underlier Performance is No Guide to Future Performance

The actual performance of the underliers over the life of the notes, as well as the amount payable at maturity, may bear little relation to the historical closing levels of the underliers or to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the underliers.

Risks Related to Conflicts of Interest

Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes

Goldman Sachs has hedged or expects to hedge our obligations under the notes by purchasing listed or over-the-counter options, futures and/or other instruments linked to the U.S. dollar SOFR ICE swap rates or the underliers or the underlier stocks. Goldman Sachs also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the U.S. dollar SOFR ICE swap rates, the underliers or the underlier stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before any interest determination date for your notes. Alternatively, Goldman Sachs may hedge all or part of our obligations under the notes with unaffiliated distributors of the notes which we expect will undertake similar market activity. Goldman Sachs may also enter into, adjust and unwind hedging transactions relating to other underlier-linked notes whose returns are linked to changes in the level of the U.S. dollar SOFR ICE swap spread, the levels of the underliers or the underlier stocks, as applicable.

In addition to entering into such transactions itself, or distributors entering into such transactions, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions. These activities may be undertaken to achieve a variety of objectives, including: permitting other purchasers of the notes or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the notes; hedging the exposure of Goldman Sachs to the notes including any interest in the notes that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the notes.

Any of these hedging or other activities may adversely affect the levels of the U.S. dollar SOFR ICE swap spread or the underliers — directly or indirectly by affecting the price of the underlier stocks — and therefore the market value of your notes and the amount we will pay on your notes, if any. In addition, you should expect that these transactions will cause Goldman Sachs or its clients, counterparties or distributors to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the notes. Neither Goldman Sachs nor any distributor will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes, and may receive substantial returns on hedging or other activities while the value of your notes declines. In addition, if the distributor from which you purchase notes is to conduct hedging activities in connection with the notes, that distributor may otherwise profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the notes to you in addition to the compensation they would receive for the sale of the notes.

Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Notes

Goldman Sachs is a global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and individuals. As such, it acts as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker and lender. In those and other capacities, Goldman Sachs purchases, sells or holds a broad array of investments, actively trades securities, derivatives, loans, commodities, currencies, credit default swaps, underliers, baskets and other financial instruments and products for its own account or for the accounts of its customers, and will have other direct or indirect interests, in the global fixed income, currency, commodity, equity, bank loan and other markets. Any of Goldman Sachs’ financial market activities may, individually or in the aggregate, have an adverse effect on the market for your notes, and you should expect that the interests of Goldman Sachs or its clients or counterparties will at times be adverse to those of investors in the notes.

Goldman Sachs regularly offers a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to your notes, or similar or linked to the U.S. dollar SOFR ICE swap rates, underliers or underlier stocks. Investors in the notes should expect that Goldman Sachs will offer securities, financial instruments, and other products that will compete with the notes for liquidity, research coverage or otherwise.

Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes

Goldman Sachs actively makes markets in and trades financial instruments for its own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, underliers, baskets and other products. Goldman Sachs’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which Goldman Sachs takes positions, or expects to take positions, include securities and instruments of the underliers or underlier stocks, securities and instruments similar to or linked to the foregoing or the currencies in which they are denominated. Market making is an activity where Goldman Sachs buys and sells on behalf of customers, or for its own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. As a result, you should expect that Goldman Sachs will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the notes.

If Goldman Sachs becomes a holder of any securities of the underliers or underlier stocks in its capacity as a market-maker or otherwise, any actions that it takes in its capacity as securityholder, including voting or provision of consents, will not necessarily be aligned with, and may be inconsistent with, the interests of investors in the notes.

You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes

Goldman Sachs and its personnel, including its sales and trading, investment research and investment management personnel, regularly make investment recommendations, provide market color or trading ideas, or publish or express independent views in respect of a wide range of markets, issuers, securities and instruments. They regularly implement, or recommend to clients that they implement, various investment strategies relating to these markets, issuers, securities and instruments. These strategies include, for example, buying or selling credit protection against a default or other event involving an issuer or financial instrument. Any of these recommendations and views may be negative with respect to the underliers or underlier stocks or other securities or instruments similar to or linked to the foregoing or result in trading strategies that have a negative impact on the market for any such securities or instruments, particularly in illiquid markets. In addition, you should expect that personnel in the trading and investing businesses of Goldman Sachs will have or develop independent views of the underliers or underlier stocks, the relevant industry or other market trends, which may not be aligned with the views and objectives of investors in the notes.

Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of an Underlier or the Issuers of the Underlier Stocks or Other Entities That Are Involved in the Transaction

Goldman Sachs regularly provides financial advisory, investment advisory and transactional services to a substantial and diversified client base, and you should assume that Goldman Sachs will, at present or in the future, provide such services or otherwise engage in transactions with, among others, the sponsors of each underlier or the issuers of the underlier stocks, or transact in securities or instruments or with parties that are directly or indirectly related to the foregoing. These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports. You should expect that Goldman Sachs, in providing such services, engaging in such transactions, or acting for its own account, may take actions that have direct or indirect effects on the underliers or underlier stocks, as applicable, and that such actions could be adverse to the interests of investors in the notes. In addition, in connection with these activities, certain Goldman Sachs personnel may have access to confidential material non-public information about these parties that would not be disclosed to Goldman Sachs employees that were not working on such transactions as Goldman Sachs has established internal information barriers that are designed to preserve the confidentiality of non-public information. Therefore, any such confidential material non-public information would not be shared with Goldman Sachs employees involved in structuring, selling or making markets in the notes or with investors in the notes.

In this offering, as well as in all other circumstances in which Goldman Sachs receives any fees or other compensation in any form relating to services provided to or transactions with any other party, no accounting, offset or payment in respect of the notes will be required or made; Goldman Sachs will be entitled to retain all such fees and other amounts, and no fees or other compensation payable by any party or indirectly by holders of the notes will be reduced by reason of receipt by Goldman Sachs of any such other fees or other amounts.

The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

A completed offering may reduce Goldman Sachs’ existing exposure to the underliers or underlier stocks, securities and instruments similar to or linked to the foregoing or the currencies in which they are denominated, including exposure gained through hedging transactions in anticipation of this offering. An offering of notes will effectively transfer a portion of Goldman Sachs’ exposure (and indirectly transfer the exposure of Goldman Sachs’ hedging or other counterparties) to investors in the notes.

The terms of the offering (including the selection of the underliers or underlier stocks, and the establishment of other transaction terms) may have been selected in order to serve the investment or other objectives of Goldman Sachs or another client or counterparty of Goldman Sachs. In such a case, Goldman Sachs would typically receive the input of other parties that are involved in or otherwise have an interest in the offering, transactions hedged by the offering, or related transactions. The incentives of these other parties would normally differ from and in many cases be contrary to those of investors in the notes.

Other Investors in the Notes May Not Have the Same Interests as You

Other investors in the notes are not required to take into account the interests of any other investor in exercising remedies or voting or other rights in their capacity as security holders or in making requests or recommendations to Goldman Sachs as to the establishment of other transaction terms. The interests of other investors may, in some circumstances, be adverse to your interests. For example, certain investors may take short positions (directly or indirectly through derivative transactions) on assets that are the same or similar to your notes, the underliers, the underlier stocks or other similar securities, which may adversely impact the market for or value of your notes.

Additional Risks Related to the EURO STOXX® Banks Index

An Investment in the Offered Notes Is Subject to Risks Associated with Foreign Securities

The value of your notes is linked, in part, to an underlier that is comprised of stocks from one or more foreign securities markets. Investments linked to the value of foreign equity securities involve particular risks. Any foreign securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other foreign securities markets. Both government intervention in a foreign securities market, either directly or indirectly, and cross-shareholdings in foreign companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission. Further, foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices of securities in a foreign country are subject to political, economic, financial and social factors that are unique to such foreign country's geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable foreign government's economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. The United Kingdom ceased to be a member of the European Union on January 31, 2020 (an event commonly referred to as “Brexit”). The effects of Brexit are uncertain, and, among other things, Brexit has contributed, and may continue to contribute, to volatility in the prices of securities of companies located in Europe (or elsewhere) and currency exchange rates, including the valuation of the euro and British pound in particular. Any one of these factors, or the combination of more than one of these factors, could negatively affect such foreign securities market and the price of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a foreign securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other foreign securities markets. Foreign economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on foreign securities prices.

Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of an Underlier with Underlier Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Investment in the Notes

Government regulatory action, including legislative acts and executive orders, could cause material changes to the composition of an underlier with underlier stocks from one or more foreign securities markets and could negatively affect your investment in the notes in a variety of ways, depending on the nature of such government regulatory action and the underlier stocks that are affected. For example, recent executive orders issued by the United States Government prohibit United States persons from purchasing or selling publicly traded securities of certain companies that are determined to operate or have operated in the defense and related materiel sector or the surveillance technology sector of the economy of the People’s Republic of China, or publicly traded securities that are derivative of, or that are designed to provide investment exposure to, those securities (including indexed notes). If the prohibitions in those executive orders (or prohibitions under other government regulatory action) become applicable to underlier stocks that are currently included in an underlier or that in the future are included in an underlier, such underlier stocks may be removed from an underlier. If government regulatory action results in the removal of underlier stocks that have (or historically have had) significant weight in an underlier, such removal could have a material and negative effect on the level of such underlier and, therefore, your investment in the notes. Similarly, if underlier stocks that are subject to those executive orders or subject to other government regulatory action are not removed from an underlier, the value of the notes could be materially and negatively affected, and transactions in, or holdings of, the notes may become prohibited under United States law. Any failure to remove such underlier stocks from an underlier could result in the loss of a significant portion or all of your investment in the notes, including if you attempt to divest the notes at a time when the value of the notes has declined.

Your Notes Are Linked to the EURO STOXX® Banks Index, Which Is Comprised of Underlier Stocks That Are Traded in a Foreign Currency But Not Adjusted to Reflect Their U.S. Dollar Value, And, Therefore, the Return on Your Notes Will Not Be Adjusted for Changes in the Foreign Currency Exchange Rate

Your notes are linked, in part, to the EURO STOXX® Banks Index, whose underlier stocks are traded in a foreign currency but not adjusted to reflect their U.S. dollar value. The amount payable on your notes will not be adjusted for changes in the euro/U.S. dollar exchange rate. The amount payable will be based upon the overall change in the level of the EURO STOXX® Banks Index. Changes in foreign currency exchange rates, however, may reflect changes in the economy of the foreign countries in which the underlier stocks are listed that, in turn, may affect the level of the EURO STOXX® Banks Index.

The Performance of the EURO STOXX® Banks Index Is Likely To Differ from the Performance of the STOXX® Europe 600 Index

Although the EURO STOXX® Banks Index consists of companies drawn from the universe of companies included in the STOXX® Europe 600 Index, the companies comprising the EURO STOXX® Banks Index represent only the Banks supersector, as further described below. As a result, the performance of the EURO STOXX® Banks Index is likely to differ from the performance of the STOXX® Europe 600 Index because the composition and weighting of the EURO STOXX® Banks Index differs markedly from the composition and weighting of the STOXX® Europe 600 Index. As a result, the return on the notes will not be the same as a debt security with a payment at maturity based on the performance of the STOXX® Europe 600 Index.

The EURO STOXX® Banks Index Is Concentrated in the Banks Supersector

All of the EURO STOXX® Banks Index’s underlier stocks are issued by companies that were assigned by the underlier sponsor to the Banks supersector, as defined by the Industry Classification Benchmark. Because the value of the notes is based on the performance of the EURO STOXX® Banks Index, an investment in these notes will be concentrated in the Banks supersector. Stock prices for banking companies are affected by extensive governmental regulation which may limit both the amounts and types of loans and other financial commitments those companies can make, the interest rates and fees they can charge and the amount of capital they must maintain. Profitability for banking companies is largely dependent on the availability and cost of capital funds and can fluctuate significantly when interest rates change. Credit losses resulting from financial difficulties of borrowers can negatively impact banking companies. Banks may also be subject to severe price competition, as competition is high among banking companies and failure to maintain or increase market share may result in lost market value. In addition, changes in governmental regulation and oversight of financial institutions such as banks and broker-dealers may have an adverse effect on the financial condition of a financial institution and changes in the creditworthiness of financial institutions may adversely affect the values of instruments of issuers in financial industries. As a result, the value of the notes may be subject to greater volatility and may be more adversely affected by a single economic, political or regulatory occurrence affecting the banking industry than a different investment linked to securities of a more broadly diversified group of companies.

The EURO STOXX® Banks Index May Be Disproportionately Affected By the Performance of a Small Number of Stocks

The EURO STOXX® Banks Index was comprised of only 22 stocks as of June 23, 2022. In addition, as of the same date, over 66.0% of the weight of the EURO STOXX® Banks Index was attributed to just seven stocks — BNP Paribas SA, Banco Santander, S.A., ING Groep NV, Intesa Sanpaolo SpA, Nordea Bank Abp, Banco Bilbao Vizcaya Argentaria SA and Unicredit SpA. As a result, a decline in the prices of one or more of these stocks, including as a result of events negatively affecting one or more of these companies, may have the effect of significantly lowering the level of the EURO STOXX® Banks Index even if none of the other constituent stocks of the EURO STOXX® Banks Index are affected by such events. Because of the weighting of the constituents of the EURO STOXX® Banks Index, the amount you receive at maturity could be less than the cash settlement amount you would have received if you had invested in a product linked to an underlier that capped the maximum weight of any one stock to a low amount or that equally weighted all constituents of such underlier.

Additional Risks Related to the U.S. Dollar SOFR ICE Swap Spread

Because the U.S. Dollar SOFR ICE Swap Rates Were Recently Launched, the U.S. Dollar SOFR ICE Swap Rates, and Therefore the U.S. Dollar SOFR ICE Swap Spread, Have a Very Limited Performance History

The U.S. dollar SOFR ICE swap rates were launched on November 8, 2021.

Each U.S. dollar SOFR ICE swap rate is a “constant maturity swap rate” that measures the annual fixed rate of interest payable on a hypothetical fixed-for-floating U.S. dollar interest rate swap transaction with a specified maturity (30 years in the case of the 30-year U.S. dollar SOFR ICE swap rate and 2 years in the case of the 2-year U.S. dollar SOFR ICE swap rate). In such a hypothetical swap transaction, the fixed rate of interest, payable annually on an actual / 360 basis (i.e., interest accrues based on the actual number of days elapsed, with a year assumed to comprise 360 days), is exchangeable for a floating payment stream based on SOFR (compounded in arrears for twelve months using standard market conventions), also payable annually on an actual / 360 basis. SOFR is intended to be a broad measure of the cost of borrowing cash overnight collateralized by Treasury securities.

Because the U.S. dollar SOFR ICE swap rates, and therefore the U.S. dollar SOFR ICE swap spread, have no historical information prior to November 8, 2021, limited historical information will be available for you to consider in making an independent investigation of their performance, which may make it difficult for you to make an informed decision with respect to the notes. No future performance of the U.S. dollar SOFR ICE swap rates, and therefore the U.S. dollar SOFR ICE swap spread, can be predicted based on their historical performance information described herein.

Certain Risks Related to SOFR

On June 22, 2017, the Alternative Reference Rates Committee (“ARRC”) convened by the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of New York identified SOFR, a broad U.S. treasuries repurchase financing rate to be published by the Federal Reserve Bank of New York, as the rate that, in the consensus view of the ARRC, represented best practice for use in certain new U.S. dollar derivatives and other financial contracts. SOFR is a broad measure of the cost of borrowing cash overnight collateralized by U.S. treasury securities and has been published by the Federal Reserve Bank of New York since April 2018. The Federal Reserve Bank of New York has also published historical indicative Secured Overnight Financing Rates going back to 2014. Investors should not rely on any historical changes or trends in SOFR as an indicator of future changes in SOFR.

Because SOFR is published by the Federal Reserve Bank of New York based on data received from other sources, we have no control over its determination, calculation or publication. The Federal Reserve Bank of New York notes on its publication page for SOFR that use of SOFR is subject to important limitations and disclaimers, including that the Federal Reserve Bank of New York may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice. There can be no guarantee, particularly given its relatively recent introduction, that SOFR will not be discontinued or fundamentally altered in a manner that is materially adverse to the interests of investors in the notes. If the manner in which SOFR is calculated is changed, that change may result in a reduction of the levels of the U.S. dollar SOFR ICE swap spread and, therefore, the amount payable on your notes and the trading prices of such notes. In addition, the Federal Reserve Bank of New York may withdraw, modify or amend published SOFR data in its sole discretion and without notice.

Additionally, daily changes in SOFR have, on occasion, been more volatile than daily changes in other benchmark or market rates. The return on and value of your notes may fluctuate more than notes that are linked to less volatile rates. In addition, the volatility of SOFR has reflected the underlying volatility of the overnight U.S. Treasury repo market. The Federal Reserve Bank of New York has at times conducted operations in the overnight U.S. Treasury repo market in order to help maintain the federal funds rate within a target range. There can be no assurance that the Federal Reserve Bank of New York will continue to conduct such operations in the future, and the duration and extent of any such operations is inherently uncertain. The effect of any such operations, or of the cessation of such operations to the extent they are commenced, is uncertain and could be materially adverse to the levels of the U.S. dollar SOFR ICE swap spread and, therefore, the amount payable on your notes.

The U.S. Dollar SOFR ICE Swap Rate May Not Be Published on an Interest Factor Determination Date and, If Such Rate is Not Published, it May Be Determined by the Calculation Agent in its Sole Discretion

Even if a U.S. dollar SOFR ICE swap rate is not discontinued, it is possible that such rate may not be available on an interest factor determination date because such rate is not published by the Intercontinental Exchange (ICE). Non-publication by ICE of the applicable U.S. dollar SOFR ICE swap rate could occur for a number of reasons, such as a lack of available market data and an inability to use available market data to estimate rates for index maturities that are not available, or for other reasons. If the 30-year U.S. dollar SOFR ICE swap rate or the 2-year U.S. dollar SOFR ICE swap rate cannot be determined using the applicable Bloomberg screen page due to the non-publication of such rate on a relevant interest factor determination date, the 30-year U.S. dollar SOFR ICE swap rate or the 2-year U.S. dollar SOFR ICE swap rate, as applicable, will be determined by the calculation agent in its sole discretion. See “Terms and Conditions — U.S. dollar SOFR ICE swap rate” above. At any time, you may request from the calculation agent the interest rate in effect for your notes. If you would like to know the interest rate in effect for your notes at any time, please call GS&Co. at (212) 902-0300.

Risks Related to Tax

Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

The Tax Consequences of an Investment in Your Notes Are Uncertain

The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as your notes, and any such guidance could adversely affect the tax treatment and the value of your notes. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes. We describe these developments in more detail under “Supplemental Discussion of U.S. Federal Income Tax Consequences—United States Holders—Possible Change in Law” below. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” below unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes.

USE OF PROCEEDS

We will lend the net proceeds from the sale of the offered notes to The Goldman Sachs Group, Inc. or its affiliates. The Goldman Sachs Group, Inc. will use the proceeds from such loans for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.

HEDGING

In anticipation of the sale of the offered notes, we and/or our affiliates have entered into or expect to enter into hedging transactions involving purchases of listed or over-the-counter options, futures and other instruments linked to the underliers, the underlier stocks and/or the U.S. dollar SOFR ICE swap rates on or before the trade date. In addition, from time to time after we issue the offered notes, we and/or our affiliates may enter into additional hedging transactions and unwind those we have entered into, in connection with the offered notes and perhaps in connection with other index-linked notes we issue, some of which may have returns linked to the underliers, the underlier stocks or the U.S. dollar SOFR ICE swap rates. Consequently, with regard to your notes, from time to time, we and/or our affiliates:

•

expect to acquire, or dispose of positions in listed or over-the-counter options, futures or other instruments linked to the underliers, some or all of the underlier stocks or the U.S. dollar SOFR ICE swap rates,

•	may take or dispose of positions in the securities of the underlier stock issuers themselves,
•

may take or dispose of positions in listed or over-the-counter options or other instruments based on underliers designed to track the performance of the New York Stock Exchange or other components of the U.S. equity market,

•

may take short positions in the underlier stocks or other securities of the kind described above — i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser, and/or

•	may take or dispose of positions in interest rate swaps, options swaps and treasury bonds.

We and/or our affiliates may acquire a long or short position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.

In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to the underliers, the underlier stocks or the U.S. dollar SOFR ICE swap rates. We expect these steps to involve sales of instruments linked to the underliers and/or the U.S. dollar SOFR ICE swap rates on or shortly before the determination date. These steps may also involve sales and/or purchases of some or all of the underlier stocks, or listed or over-the-counter options, futures or other instruments linked to the underliers, some or all of the underlier stocks or underliers designed to track the performance of the New York Stock Exchange or other components of the U.S. equity market or the U.S. dollar SOFR ICE swap rates.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the amount we will pay on your notes at maturity. See “Additional Risk Factors Specific to Your Notes” above for a discussion of these adverse effects.

THE UNDERLIERS

S&P 500® Index

The S&P 500® Index includes a representative sample of 500 companies in leading industries of the U.S. economy and is intended to provide a performance benchmark for the large-cap U.S. equity markets. For more details about the S&P 500® Index, the underlier sponsor and license agreement between the underlier sponsor and the issuer, see “The Underliers — S&P 500® Index” on page S-106 of the accompanying underlier supplement no. 27.

The S&P 500® Index is a product of S&P Dow Jones Indices LLC, and has been licensed for use by GS Finance Corp. (“Goldman”). Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC; Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”) and these trademarks have been licensed for use by S&P Dow Jones Indices LLC and sublicensed for certain purposes by Goldman. Goldman’s notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates and neither S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates make any representation regarding the advisability of investing in such notes.

Dow Jones Industrial Average®

The Dow Jones Industrial Average® is a price-weighted index composed of 30 stocks that measures the performance of some of the largest U.S. companies selected at the discretion of an Averages Committee that selects the underlier components as the largest and leading stocks of the sectors that are representative of the U.S. equity market, excluding the transportation and utilities industries. For more details about the Dow Jones Industrial Average®, the underlier sponsor and license agreement between the underlier sponsor and the issuer, see “The Underliers — Dow Jones Industrial Average®” on page S-20 of the accompanying underlier supplement no. 27.

S&P is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones®, DJIA®, The Dow® and Dow Jones Industrial Average® are trademarks of Dow Jones Trademark Holdings LLC (“Dow Jones”). The trademarks have been licensed to S&P Dow Jones Indices LLC and its affiliates and have been sublicensed for certain purposes by GS Finance Corp. The “Dow Jones Industrial Average®” is a product of S&P Dow Jones Indices LLC and/or its affiliates, and has been licensed for use by GS Finance Corp. The notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones®, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the owners of the notes or any members of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Dow Jones Industrial Average® to track general market performance.

EURO STOXX® Banks Index

The EURO STOXX® Banks Index, which we also refer to in this description as the “underlier”:

•	is an equity index, and therefore cannot be invested in directly;
•	does not file reports with the SEC because it is not an issuer;
•	was first published on June 15, 1998 based on an initial index value of 100 at December 31, 1991; and
•	was created and is sponsored and maintained by STOXX Limited.

The underlier is a free float capitalization-weighted index that tracks the companies in the Banks supersector of the STOXX® Europe 600 Index from 11 Eurozone countries: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. The level of the underlier is disseminated on the STOXX Limited website. STOXX Limited is under no obligation to continue to publish the underlier and may discontinue publication of it at any time.  Additional information regarding the underlier and the STOXX® Europe 600 Index (including the top ten constituent stocks and weights and country weights) may be obtained from the STOXX Limited website: stoxx.com.  We are not incorporating by reference the STOXX Limited website or any material it includes in this pricing supplement. STOXX Limited is under no obligation to continue to publish the underlier and may discontinue publication of the underlier at any time.

Each stock in the STOXX® Europe 600 Index is assigned to one of 19 supersectors, as defined by the Industry Classification Benchmark (“ICB”), based on sources of primary revenue. Only those constituents of the STOXX® Europe 600 Index that are assigned to the Banks supersector and are from the 11 Eurozone countries listed above are included in the underlier. Supersector designations are determined by the underlier sponsor using criteria it has selected or developed. Underlier sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between underliers with different underlier sponsors may reflect differences in methodology as well as actual differences in the sector composition of the underliers.

Except for the additional requirements for inclusion in the underlier described above, the EURO STOXX® Banks Index is calculated and maintained on the same basis as the STOXX® Europe 600 Index, which is described under “The STOXX® Europe 600 Index” below.

The STOXX® Europe 600 Index

The STOXX® Europe 600 Index is a free float capitalization-weighted index of 600 stocks, created by STOXX Limited, the index sponsor. The STOXX® Europe 600 Index is designed to provide a broad yet investable representation of the largest (by free float market capitalization) companies of 17 European countries (Austria, Belgium, Czech Republic, Denmark, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom) and contains a fixed number of 600 components with a weighting cap of 20%. The STOXX® Europe 600 Index was introduced on June 15, 1998 based on an initial index value of 100 at December 31, 1991. The level of the STOXX® Europe 600 Index is disseminated on the STOXX Limited website. We are not incorporating by reference the STOXX Limited website or any material it includes in this pricing supplement. STOXX Limited is under no obligation to continue to publish the STOXX® Europe 600 Index and may discontinue publication of the STOXX® Europe 600 Index at any time.

Component Selection

The composition of the STOXX® Europe 600 Index is reviewed by STOXX Limited quarterly and changes are typically implemented on the third Friday of every March, June, September and December, with effect on the next trading day. If the third Friday of the relevant month is not a trading day, then the implementation occurs on the next trading day, with effect on the following trading day. In connection with the quarterly review, the eligible stocks in the STOXX® Europe Total Market Index are ranked in terms of free float market capitalization to produce the selection list for the STOXX® Europe 600 Index. The STOXX® Europe Total Market Index consists of the top 95% (subject to applicable buffer rules) by free-float market capitalization of the total equity having a country assignment in one of the 17 countries listed above (based on the country of incorporation, the primary listing and the country with the largest trading volume).

The selection list for the STOXX® Europe 600 Index is updated and published on a monthly basis according to the review component selection process in case a replacement is needed for a deletion. To create the selection list for the STOXX® Europe 600 Index, for each company having more than one eligible class of stock, only the most liquid class is eligible, and a liquidity screen of a 3-month average daily trading volume of greater than one million Euros is applied to the eligible stocks. The eligible stocks remaining after application of the liquidity screen are ranked by their free float market capitalizations.

At the quarterly review, the largest 550 stocks on the selection list qualify for selection for the STOXX® Europe 600 Index. The remaining 50 stocks for the STOXX® Europe 600 Index are selected from the current components ranked between 551 and 750 that meet all of the criteria (including the liquidity screen). If the number of stocks selected is still below 600, the largest (by free float market capitalization) stocks on the selection list are selected until there are 600 stocks.

Ongoing Maintenance

The component stocks of the STOXX® Europe 600 Index are monitored on an ongoing monthly basis for deletion and quarterly basis for addition. Changes to the composition of the STOXX® Europe 600 Index due to corporate actions (including mergers and takeovers, spin-offs, sector changes and bankruptcy) are announced immediately, implemented two trading days later and become effective on the next trading day after implementation.

Any component stocks that are not traded for 10 consecutive days, are suspended from trading for 10 consecutive days, are officially delisted or are the subject of ongoing bankruptcy proceeds will be deleted from the

STOXX® Europe 600 Index. A deleted stock is replaced by the highest-ranked non-component on the selection list in the STOXX Europe Total Market Index to maintain the fixed number of stocks in the STOXX® Europe 600 Index.

In the case of a spin-off, if the original stock was a component stock, then each spin-off stock qualifies for addition to the STOXX® Europe 600 Index if it is equal to or above 550 on the latest selection list. The largest qualifying spin-off stock replaces the original component stock, while the next qualifying spin-off stock replaces the lowest ranked component stock and likewise for other qualifying spin-off stocks. Additions and deletions in connection with a quarterly review are announced on the first trading day of the review implementation month.

The free float factors and outstanding number of shares for each index stock that STOXX Limited uses to calculate the STOXX® Europe 600 Index, as described below, are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review. These changes are announced five trading days before they are implemented. Certain extraordinary adjustments to the factors and/or the number of outstanding shares are implemented and made effective more quickly. The timing depends on the magnitude of the change. The free float factor reduces the index stock’s number of shares to the actual amount available on the market. All holdings that are larger than five percent of the total outstanding number of shares and held on a long-term basis are excluded from the STOXX® Europe 600 Index calculation (including, but not limited to, stock owned by the company itself, stock owned by governments, stock owned by certain individuals or families, and restricted shares). In addition, the weight of each component in the STOXX® Europe 600 Index is capped at 20% of the STOXX® Europe 600 Index’s total free float market capitalization.

STOXX® Europe 600 Index Calculation

STOXX Limited calculates the STOXX® Europe 600 Index using the “Laspeyres formula,” which measures the aggregate price changes in the index stocks against a fixed base quantity weight. The discussion below describes the “price return” calculation of the STOXX® Europe 600 Index. The formula for calculating the STOXX® Europe 600 Index value can be expressed as follows:

Free Float Market Capitalization of the STOXX® Europe 600 Index
STOXX® Europe 600 Index =	Divisor

The “free float market capitalization of the STOXX® Europe 600 Index” is equal to the sum of the product of the price, the number of shares, the free float factor and the weighting cap factor for each index stock as of the time the STOXX® Europe 600 Index is being calculated. Where any index component stock price is unavailable on any trading day, the index sponsor will generally use the last reported price for such component stock. If an index stock trades in a currency other than Euros, its stock price is converted into Euros using the midpoint between the latest real-time bid and ask prices for that currency. The closing index level is calculated by converting non-Euro stock prices to Euros using fixed foreign exchange rates (WM fixed exchange rates).

In case the investability and tradability of the STOXX® Europe 600 Index and index based products is affected by an upcoming market or company event that is considered significant or “extreme” by the STOXX Management Board, the following actions or a combination of the following actions are taken. For all such changes a minimum notification period of two full trading days will be observed. The action scope may include but is not limited to:

•	application of expert judgment for index component pricing data,
•	adjustment of operational procedures,
•	postponement of index adjustments,
•	adjustment of selection lists,
•	change of weights of index constituents by adjusting the number of shares, free-float factors or weighting cap-factors, or
•	adjustment of index compositions.

STOXX® Europe 600 Index Divisor

The STOXX® Europe 600 Index is calculated using a divisor that helps to maintain the continuity of the STOXX® Europe 600 Index’s value so that corporate actions do not artificially increase or decrease the level of the STOXX® Europe 600 Index. The divisor is calculated by starting with the previous divisor in effect for the STOXX® Europe 600 Index (which we call the “original divisor value”) and multiplying it by a fraction, the numerator of which is the previous free float market capitalization of the STOXX® Europe 600 Index, plus or minus the difference between the closing market capitalization of the STOXX® Europe 600 Index and the adjusted closing market capitalization of the STOXX® Europe 600 Index, and the denominator of which is the previous free float market capitalization of the STOXX® Europe 600 Index. The adjusted free float market capitalization is calculated for stocks of companies that have experienced a corporate action of the type described below as of the time the new divisor value is being calculated using the free float market capitalization calculated with adjusted closing prices, the new number of shares, and the new free float factor minus the free float market capitalization calculated with that stock’s original closing price, number of shares, and free float factor, in each case as used in calculating the original divisor value. Errors in divisor calculation are corrected on an intraday basis if discovered on the same day the new divisor is effective. If the error is discovered later, the error is corrected on an intraday basis if feasible and only if the error is considered significant by the STOXX Limited Management Board.

Divisor Adjustments

STOXX Limited adjusts the divisor for the STOXX® Europe 600 Index to maintain the continuity of the index values across changes due to corporate actions. Changes in weights due to corporate actions are distributed proportionally across all STOXX® Europe 600 Index components and equal an investment into the portfolio. The following is a summary of the adjustments to any index stock made for corporate actions and the effect of such adjustments on the divisor, where shareholders of the index stock will receive “B” new shares for every “A” share held (where applicable). All adjusted prices consider withholding taxes based on the new shares being distributed, using “B * (1 – withholding tax where applicable)”.

(1)Special cash dividend:

Adjusted price = closing price – dividend announced by the company * (1 - withholding tax if applicable)

Divisor: decreases

(2)Split and reverse split:

Adjusted price = closing price * A / B

New number of shares = old number of shares * B / A

Divisor: no change

(3)Rights offering:

Adjusted price = (closing price * A + subscription price * B) / (A + B)

New number of shares = old number of shares * (A + B) / A

Divisor: increases

If the subscription price is not available or if the subscription price is equal to or greater than the closing price on the day before the effective date, then no adjustment is made.

If the subscription price is available as a price range and not as a fixed price, the price and share adjustment is performed only if both lower and upper range are in the money. The average value between lower and upper range will be used as a subscription price.

Extremely dilutive rights issues having a share ratio larger or equal to 2000% (B / A > 20) are treated as follows:

STOXX will announce the deletion of the company from the STOXX® Europe 600 Index following the standard rules for STOXX® Europe 600 Index replacements if sufficient notice of two trading days before the ex-date can be given.

The company may enter the STOXX® Europe 600 Index again at the next periodic index review, but only after the new rights issue shares have been listed.

Extremely dilutive rights issues for which two trading days' notice before the ex-date cannot be given, and all highly dilutive rights issues having a share ratio larger or equal to 200% (B / A > 2) are treated as follows:

•	The rights issue shares are included into the STOXX® Europe 600 Index with a theoretical price on the ex-date;
•	The rights issue shares must be listed on an eligible stock exchange and tradable starting on the ex-date, otherwise, only a price adjustment is made and the rights are not included;
•	The rights issue shares will have the same parameters as the parent company;
•	The rights issue shares will be removed at the close of the day they start to trade with traded price being available; and
•	The number of shares and weighting factors will be increased after the new rights issue shares have been listed.

(4)Stock dividend:

Adjusted price = closing price * A / (A + B)

New number of shares = old number of shares * (A + B) / A

Divisor: no change

(5)Stock dividend from treasury stock if treated as extraordinary dividend:

Adjusted close = close – close * B / (A + B)

Divisor: decreases

(6) Stock dividend (from redeemable shares) if treated as extraordinary dividend.

Stock dividends from redeemable shares will be adjusted as cash dividends. In such a case redeemable shares are considered as:

•	A separated share line with a fixed price
•	Ordinary shares that are self-tendered on the same ex-date

Adjusted close = close - close * B / (A + B)

Divisor: decreases

(7)Stock dividend of another company:

Adjusted price = (closing price * A – price of other company * B) / A

Divisor: decreases

(8)Return of capital and share consolidation:

Adjusted price = [closing price – capital return announced by company * (1– withholding tax)] * A / B

New number of shares = old number of shares * B / A

Divisor: decreases

(9)Repurchase of shares / self-tender:

Adjusted price = [(price before tender * old number of shares) – (tender price * number of tendered shares)] / (old number of shares – number of tendered shares)

New number of shares = old number of shares – number of tendered shares

Divisor: decreases

(10)Spin-off:

Adjusted price = (closing price * A – price of spun-off shares * B) / A

Divisor: decreases

(11)Combination stock distribution (dividend or split) and rights offering:

For this corporate action, the following additional assumptions apply:

Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A share held; and

If A is not equal to one, all the following “new number of shares” formulae need to be divided by A.

If rights are applicable after stock distribution (one action applicable to another):

Adjusted price = [closing price * A + subscription price * C * (1 + B / A)] / [(A + B) * (1 + C / A)]

New number of shares = old number of shares * [(A + B) * (1 + C / A)] / A

Divisor: increases

If stock distribution is applicable after rights (one action applicable to another):

Adjusted price = (closing price * A + subscription price * C) / [(A + C) * (1 + B / A)]

New number of shares = old number of shares * [(A + C) * (1 + B / A)]

Divisor: increases

Stock distribution and rights (neither action is applicable to the other):

Adjusted price = (closing price * A + subscription price * C) / (A + B + C)

New number of shares = old number of shares * (A + B + C) / A

Divisor: increases

(12)	Addition/deletion of a company

No price adjustments are made. The net change in market capitalization determines the divisor adjustment.

(13)Free float and shares changes

No price adjustments are made. The net change in market capitalization determines the divisor adjustment.

•	License Agreement between STOXX Limited and Goldman Sachs
•

STOXX and its licensors (the “Licensors”) have no relationship to GS Finance Corp., other than the licensing of the EURO STOXX® Banks Index and the related trademarks for use in connection with the notes.

•	STOXX and its Licensors do not:
•	Sponsor, endorse, sell or promote the notes.
•	Recommend that any person invest in the notes or any other securities.
•	Have any responsibility or liability for or make any decisions about the timing, amount or pricing of the notes.
•	Have any responsibility or liability for the administration, management or marketing of the notes.
•	Consider the needs of the notes or the owners of the notes in determining, composing or calculating the EURO STOXX® Banks Index or have any obligation to do so.

STOXX and its Licensors will not have any liability in connection with the notes. Specifically,

•STOXX and its Licensors do not make any warranty, express or implied and disclaim any and all warranty about:

•The results to be obtained by the notes, the owner of the notes or any other person in connection with the use of the EURO STOXX® Banks Index and the data included in the EURO STOXX® Banks Index;

•The accuracy or completeness of the EURO STOXX® Banks Index and its data;

•The merchantability and the fitness for a particular purpose or use of the EURO STOXX® Banks Index and its data;

•STOXX and its Licensors will have no liability for any errors, omissions or interruptions in the EURO STOXX® Banks Index or its data;

•Under no circumstances will STOXX or its Licensors be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX or its Licensors knows that they might occur.

The licensing agreement between Goldman Sachs International and STOXX is solely for their benefit, and the benefit of certain affiliates of Goldman Sachs International, and not for the benefit of the owners of the notes or any other third parties.

Historical Closing Levels of the Underliers

The closing levels of the underliers have fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the underliers have recently experienced extreme and unusual volatility.  Any historical upward or downward trend in the closing level of any underlier during the period shown below is not an indication that such underlier is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical closing levels of an underlier as an indication of the future performance of an underlier, including because of the recent volatility described above.  We cannot give you any assurance that the future performance of any underlier or the underlier stocks will result in you receiving any interest payment on any interest payment date.

Neither we nor any of our affiliates make any representation to you as to the performance of the underliers.  Before investing in the offered notes, you should consult publicly available information to determine the relevant underlier levels between the date of this pricing supplement and the date of your purchase of the offered notes and, given the recent volatility described above, you should pay particular attention to recent levels of the underliers. The actual performance of an underlier over the life of the offered notes, as well as the interest payable on each interest payment date, may bear little relation to the historical levels shown below.

The graphs below show the daily historical closing levels of each underlier from January 1, 2017 through June 23, 2022.  As a result, the following graphs do not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities and, as a result, the level of most equity indices. We obtained the closing levels in the graphs below from Bloomberg Financial Services, without independent verification.

Historical Performance of the S&P 500® Index

Historical Performance of the Dow Jones Industrial Average®

Historical Performance of the EURO STOXX® Banks Index

HISTORICAL U.S. DOLLAR SOFR ICE SWAP SPREADS

The graph set forth below illustrates the historical U.S. dollar SOFR ICE swap spreads from November 18, 2021, the first day on which the U.S. dollar SOFR ICE swap rates were published by Bloomberg Professional Service, through June 23, 2022. We obtained the U.S. dollar SOFR ICE swap spreads shown in the graph from Bloomberg Professional Service, without independent verification.

The historical U.S. dollar SOFR ICE swap spreads reflected in the graph set forth below are based on actual U.S. dollar SOFR ICE swap rate movements during the time period. We cannot assure you, however, that this performance will be replicated in the future or that the historical U.S. dollar SOFR ICE swap spreads will serve as a reliable indicator of future performance. The U.S. dollar SOFR ICE swap spread has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the U.S. dollar SOFR ICE swap spread during the period shown below is not an indication that the U.S. dollar SOFR ICE swap spread is more or less likely to increase or decrease at any time after the first eight interest payment dates. See “Additional Risk Factors Specific to Your Notes — The U.S. Dollar SOFR ICE Swap Rate May Not Be Published on an Interest Factor Determination Date and, If Such Rate is Not Published, it May Be Determined by the Calculation Agent in its Sole Discretion”.

You should not take the historical U.S. dollar SOFR ICE swap spreads provided below as an indication of the future U.S. dollar SOFR ICE swap spreads. We cannot give you any assurance that the future U.S. dollar SOFR ICE swap spreads will result in your receiving interest payments after the first eight interest payments greater than the interest payments you would have received if you invested in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate. Neither we nor any of our affiliates make any representation to you as to the U.S. dollar SOFR ICE swap spread.

*As discussed herein, the U.S. dollar SOFR ICE swap rates may not be published by the Intercontinental Exchange on a business day for various reasons.

The notes are not sponsored, endorsed, sold or promoted by ICE Benchmark Administration and ICE Benchmark Administration makes no representation regarding the advisability of investing in the notes.

SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin llp, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc. It applies to you only if you hold your notes as a capital asset for tax purposes. In addition, it is the opinion of Sidley Austin llp that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the notes, as discussed below, is a reasonable interpretation of current law. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;
•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
•	a bank;
•	a life insurance company;
•	a regulated investment company;
•	an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
•	a tax-exempt organization;
•	a partnership;
•	a person that owns the notes as a hedge or that is hedged against interest rate risks;
•	a person that owns the notes as part of a straddle or conversion transaction for tax purposes; or
•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. No statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax, and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This subsection describes the tax consequences to a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of notes and you are:

•	a citizen or resident of the United States;
•	a domestic corporation;
•	an estate whose income is subject to U.S. federal income tax regardless of its source; or
•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this section does not apply to you and you should refer to “— Non-United States Holders” below.

Tax Treatment. You will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your notes for all tax purposes as income-bearing pre-paid derivative contracts in respect of the underliers. Except as otherwise stated below, the discussion below assumes that the notes will be so treated.

Interest payments that you receive should be included in ordinary income at the time you receive the payment or when the payment accrues, in accordance with your regular method of accounting for U.S. federal income tax purposes.

Upon the sale, exchange, redemption or maturity of your notes, you should recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or maturity (excluding any amounts attributable to accrued and unpaid interest payments, which will be taxable as described above) and your tax basis in your notes. Your tax basis in your notes will generally be equal to the amount that you paid for the notes. Such capital gain or loss should generally be short-term capital gain or loss if you hold the notes for one year or less, and should be long-term capital gain or loss if you hold the notes for more than one year. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

No statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the notes are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments. There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. For example, the Internal Revenue Service could treat your notes as a single debt instrument subject to special rules governing contingent payment debt instruments.

Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield — i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes — and then determining a payment schedule as of the applicable original issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your notes prior to your receipt of cash attributable to that income.

If the rules governing contingent payment debt instruments apply, any gain you recognize upon the sale, exchange, redemption or maturity of your notes would be treated as ordinary interest income. Any loss you recognize at that time would be treated as ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and, thereafter, as capital loss.

If the rules governing contingent payment debt instruments apply, special rules would apply to persons who purchase a note at other than the adjusted issue price as determined for tax purposes.

It is possible that the Internal Revenue Service could assert that your notes should generally be characterized as described above, except that (1) the gain you recognize upon the sale, exchange, redemption or maturity of your notes should be treated as ordinary income or (2) you should not include the interest payments in income as you receive them but instead you should reduce your basis in your notes by the amount of interest payments that you receive. It is also possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you different from those described above.

It is also possible that the Internal Revenue Service could seek to characterize your notes as notional principal contracts. It is also possible that the interest payments would not be treated as either ordinary income or interest for U.S. federal income tax purposes, but instead would be treated in some other manner.

You should consult your tax advisor as to possible alternative characterizations of your notes for U.S. federal income tax purposes.

Possible Change in Law

In 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes.

In addition, on December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as the offered notes including whether the holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described above unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect notes that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your notes.

Non-United States Holders

This section applies to you only if you are a non-United States holder. You are a non-United States holder if you are the beneficial owner of the notes and are, for U.S. federal income tax purposes:

•	a nonresident alien individual;
•	a foreign corporation; or
•	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.

Because the U.S. federal income tax treatment (including the applicability of withholding) of the interest payments on the notes is uncertain, in the absence of further guidance, we intend to withhold on the interest payments made to you at a 30% rate or at a lower rate specified by an applicable income tax treaty under an “other income” or similar provision. We will not make payments of any additional amounts. To claim a reduced treaty rate for withholding, you generally must provide a valid Internal Revenue Service Form W-8BEN, Internal Revenue Service Form W-8BEN-E or an acceptable substitute form upon which you certify, under penalty of perjury, your status as a non-United States holder and your entitlement to the lower treaty rate. Payments will be made to you at a reduced treaty rate of withholding only if such reduced treaty rate would apply to any possible characterization of the payments (including, for example, if the interest payments were characterized as contract fees). Withholding also may not apply to interest payments made to you if: (i) the interest payments are “effectively connected” with your conduct of a trade or business in the United States and are includable in your gross income for U.S. federal income tax purposes, (ii) the interest payments are attributable to a permanent establishment that you maintain in the United States, if required by an applicable tax treaty, and (iii) you comply with the requisite certification requirements (generally, by providing an Internal Revenue Service Form W-8ECI). If you are eligible for a reduced rate of United States withholding tax, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the Internal Revenue Service.

“Effectively connected” payments includable in your United States gross income are generally taxed at rates applicable to United States citizens, resident aliens, and domestic corporations; if you are a corporate non-United States holder, “effectively connected” payments may be subject to an additional “branch profits tax” under certain circumstances.

You will also be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your notes and, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation – Taxation of Debt Securities – Non-United States Holders” in the accompanying prospectus.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your notes should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effect, that would cause payments on your notes to be subject to withholding, even if you comply with certification requirements as to your foreign status.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective non-United States holders of the notes should consult their tax advisors in this regard.

In addition, the Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of interest payments and any amounts you receive upon the sale, exchange, redemption or maturity of your notes, could be collected via withholding. If these regulations were to apply to the notes, we may be required to withhold such taxes if any U.S.-source dividends are paid on the stocks included in the underliers during the term of the notes. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to any interest payment or the maturity of the notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2023, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017.  In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations).  We have determined that, as of the issue date of your notes, your notes will not be subject to withholding under these rules.  In certain limited circumstances, however, you should be aware that it is possible for non-United States holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required.  You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your notes for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to the FATCA withholding rules.

SUPPLEMENTAL PLAN OF DISTRIBUTION; CONFLICTS OF INTEREST

See “Supplemental Plan of Distribution” on page S-49 of the accompanying general terms supplement no. 2,913 and “Plan of Distribution — Conflicts of Interest” on page 129 of the accompanying prospectus. GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $25,000.

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate face amount of the offered notes specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this pricing supplement, and to certain securities dealers at such price less a concession not in excess of 4.5% of the face amount. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We will deliver the notes against payment therefor in New York, New York on June 27, 2022.

We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

The notes will not be listed on any securities exchange or interdealer quotation system.

VALIDITY OF THE NOTES AND GUARANTEE

In the opinion of Sidley Austin llp, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the notes offered by this pricing supplement have been executed and issued by GS Finance Corp., such notes have been authenticated by the trustee pursuant to the indenture, and such notes have been delivered against payment as contemplated herein, (a) such notes will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) the guarantee with respect to such notes will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated February 23, 2021, which has been filed as Exhibit 5.6 to the registration statement on Form S-3 filed with the Securities and Exchange Commission by GS Finance Corp. and The Goldman Sachs Group, Inc. on February 23, 2021.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying general terms supplement no. 2,913, the accompanying underlier supplement no. 27, the accompanying prospectus supplement or the accompanying prospectus.  We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.  This pricing supplement, the accompanying general terms supplement no. 2,913, the accompanying underlier supplement no. 27, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.  The information contained in this pricing supplement, the accompanying general terms supplement no. 2,913, the accompanying underlier supplement no. 27, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

$1,210,000

GS Finance Corp.

Callable U.S. Dollar SOFR ICE Swap Spread and Index-Linked Range Accrual Notes due 2037

guaranteed by

The Goldman Sachs Group, Inc.

___________________

___________________

Goldman Sachs & Co. LLC